UNITED STATES
                      SECURITIES EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 FORM 8-K

                              CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of

                   The Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported): June 22, 2006


                     PROCESS TECHNOLOGY SYSTEMS, INC.
                     --------------------------------
          (Exact name of registrant as specified in its charter)

        Nevada                 000-29603                      91-2070995

(State of organization)  (Commission File Number)           (IRS Employer
                                                          Identification No.)

6371 Richmond, #200
Houston, Texas                                      77057
----------------------------------------          ---------
(Address of principal executive offices)          (Zip Code)

Registrant's Telephone Number, including area code: (713) 266-8005

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Forward Looking Statements

          This Form 8-K contains forward-looking statements. These statements relate to future events or future financial performance and involve known and unknown risks, uncertainties and other factors that may cause Process Technology Systems, Inc. or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements.

          In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

          Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither us nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this report to conform its prior statements to actual results.

          Further, this report contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 ("Securities Act") and
Section 21E of the Securities Exchange Act of 1934 ("Exchange Act") that involve substantial risks and uncertainties. Such statements include, without limitation, all statements as to expectation or belief and statements as to our future results of operations, the progress of the re-manufacturing of oil rigs and rig parts, the need for, and timing of, additional capital and capital expenditures, partnering prospects, the protection of and the need for additional intellectual property rights, effects of regulations, the need for additional facilities and potential market opportunities. Our actual results may vary materially from those contained in such forward-looking statements because of risks to which we are subject, such as volatility in the demand for oil and natural gas products, failure to obtain adequate financing, failure to successfully re-furbish any drilling rig, failure to enter into one or more drilling contracts, failure of our drilling crew to operate any drilling rig that we may successfully re-manufacture, foreclosure on some of our drilling rig parts due to our inability to service an outstanding loan, competition from third parties, failure to adhere to environmental and other regulations, litigation and other risks to which we are subject.


ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT.

     On June 16, 2006, the Registrant, Process Technology Systems, Inc., a Nevada corporation ("Process," the "Company," "we," "our," "us" and words of similar import), closed (the "Closing") on an Agreement and Plan of Reorganization (the "Reorganization Agreement") by and among us, W. Scott Thompson, William A. Silvey, Jr., Forster Drilling Corporation, a Nevada corporation, and the shareholders of Forster (the "Reorganization").

     At the Closing, the Forster shareholders assigned, transferred and conveyed their respective shares of Forster common stock to us in exchange for shares of our "restricted" common stock, as defined in Rule 144 of the Securities Act, at the exchange rate of one share of our common stock for one share of Forster common stock. As a result, we issued an aggregate of 40,055,463 of our shares of common stock to the former shareholders of Forster resulting in all of the former shareholders of Forster owning approximately 95.2% of our issued and outstanding common stock. Prior to the Closing, our shareholders owned approximately 2,000,000 shares of common stock. Accordingly, there will be up to 42,055,463 shares of our issued and outstanding on Closing.

     Pursuant to the Reorganization, Messrs. Thompson and Silvey have agreed to indemnify Forster and us (Messrs. Thompson and Silvey were shareholders of both Process and Forster prior to the Reorganization) for any claim resulting from any misstatement, omission, or any breach of any representation, warranty or covenant by us or certain of our shareholders in the Reorganization Agreement. We incurred an obligation to pay Messrs. Thompson and Silvey an aggregate of $500,000 at the Closing for such indemnification. The source of the indemnification payment came from debt and equity financing raised by
Forster.  See "Section 5.01   Management" for additional information regarding
certain transactions of our executive officers and directors. Additionally, certain of Forster and our shareholders entered into lock-up/leak-out agreements to restrict the sale of our common stock received under the Reorganization Agreement.

     In connection with the Reorganization and resulting change in control, Mr. Silvey resigned as chief executive officer and Mr. Forster was appointed as chief executive officer and president. Further, Mr. Forster, Jr. and Mr. Forster III were appointed to the board of directors. Bud Najvar was appointed chief financial officer along with his existing duty as director.
See "Section 5.01   Management" for additional information regarding our
executive officers and directors.

     A copy of the Reorganization Agreement, including all material exhibits and related instruments, was attached as an exhibit to the Current Report on Form 8-K which was filed on June 6, 2006. The Reorganization Agreement and the Form 8-K are incorporated herein.


ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

     Items 1.01, 5.01 and 9.01 are incorporated herein by reference.


ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

     On June 16, 2006, we issued 40,055,463 shares of our common stock to approximately 275 accredited investors in exchange for their common stock of Forster pursuant to a Reorganization Agreement. As a result of the Reorganization, Forster became a wholly-owned subsidiary of us.

     The Reorganization was consummated pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder on the basis that such transaction did not involve a public offering and the offerees were sophisticated, accredited investors with access to the kind of information that registration would provide. No sales commissions were paid.


ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT.

                          OUR BUSINESS

Overview

     We have recently entered the oil and gas industry through our Reorganization with Forster. Our business strategy is to refurbish oil rigs and to deploy them for use by oil and natural gas producers in Texas. We intend to provide contract land drilling services to the oil and gas companies in the Barnet Shale, Permian Basin and Travis Peak geographic areas. In addition to providing drilling services, we intend to provide the crews and equipment used in the operation of these rigs. We believe that there is a scarcity of land drilling rigs currently available for use, and that our ability to refurbish drilling rigs will allow us to meet market demand before new oil rigs are built and enter the market. Management is currently seeking to enter into drilling contracts with oil and gas companies, but none have been executed as of the date of this Current Report. We believe that our management team has the experience to refurbish drilling rigs, seek and negotiate oil and natural gas drilling contracts, and successfully operate the rigs. We later intend on exploring for development, production and the sale of oil and natural gas.

     We were organized under the laws of the State of Nevada in May 1987, under the name "Process Technology, Inc." In November 1998, we changed our name to "Process Technology Systems, Inc.". Since November 1998, we have not engaged in any substantive business activity, and we have sought to enter into a business by acquiring, reorganizing, or merging with an operating company. Forster was incorporated under the laws of the State of Nevada in March 2005 and has since incorporation been operating in the oil and gas industry, primarily the remanufacturing and refurbishing of drilling rigs and drilling rig parts.

     Our initial business strategy will be focused on the re-manufacturing of our first "field ready" rig and the re-manufacturing of up to six additional rigs in inventory. Re-manufacturing includes the refurbishment and renovating of used drilling parts and the assembling of the parts to complete a drilling rig. Money raised from Forster's previous equity and debt financing has been used to commence the re-manufacturing of three oil rigs and to provide for working capital. We estimate that we will need a minimum of $900,000 to re-manufacture our first drilling rig (Rig No. 15), a minimum of $4,500,000 for the second drilling rig (Rig No. 12), and a minimum of $2,200,000 (Rig No. 21) for our third rig, which estimates includes labor, rig parts and drill pipes. Additionally, we require approximately $1.41 million to purchase equipment to facilitate transportation and for ongoing maintenance of oil rigs. We currently have four additional "draw works" in inventory, the main component of an oil rig. These draw works have had no refurbishing work completed to date. Thus, with additional external sources of financing, we could potentially re-manufacture a total of seven drilling rigs. We will continue to re-manufacture oil rigs at our leased manufacturing facility located in Odessa, Texas. As of the date of this Current Report, we have insufficient capital to complete the re-manufacture of our rigs or for operating expenses, nor do we have any firm commitments for any debt or equity financings.

     We are currently marketing our drilling services to oil and natural gas exploration and production companies operating in the State of Texas, but we have not yet entered into a drilling contract. We believe that there exists a current demand for land drilling rigs in Texas, and our goal is to enter into a drilling contract shortly after Rig No. 15 is complete, but we provide no assurances that Rig No. 15 will be completed or that we will be able to enter into a drilling contract. We believe that with adequate financing we can successfully refurbish our seven drilling rigs and bring them to the oil and gas drilling market in a timely fashion. Our goal is to provide our refurbished drilling rigs to the market before newly manufactured rigs reach the market. We believe that manufacturing capacity for drilling rigs is currently low which has led to a current backlog of newly manufactured rigs. We also believe the high demand for and the low supply of drilling rigs presents a business opportunity for those companies who can move drilling rigs quickly into the market.

     When our first drilling rig is completed, we hope to deploy it to a site in the Permian Basin. We intend to engage in a short-term drilling contract of 90-180 days near our manufacturing facility in order to train our crews and ascertain that the drilling rig is operational. We believe we may be paid up-
front during our trial run, which will cover crew labor expenses.   We plan on
using the net proceeds obtained from our first drilling contract along with funds obtained through a future debt or equity financing, if any, to re-manufacture the rest of our drilling rigs. Revenue from any additional rigs we re-manufacture, if any, will likely be used to purchase additional rig parts until all seven drilling rigs are refurbished. We intend to initially operate a land drilling rig fleet consisting of seven oil rigs with drilling depths between 8,000 feet to 20,000 feet. At these depths, our rigs will be able to reach both oil and natural gas deposits.

     If we are successful in re-manufacturing our seven drilling rigs, our long-term business strategy is to engage in oil and natural gas exploration. As of the date of this Current Report, we do not have any oil or natural gas interests, leases, or contracts, nor do we provide any assurance that we will be able to acquire such assets.

     We believe our management team possesses oil and gas drilling experience to execute our business plan. Our management has experience with land-based drilling operations. We believe we have experience and expertise in the deployment and management of rig fleets, management and selection of rig crew personnel, and negotiating contracts with oil and natural gas production companies. We also believe we have the personnel who can successfully refurbish rig parts at our manufacturing facility.

Our Strategy

     We believe that drilling rig manufacturers are currently experiencing backlogs for newly ordered land drilling rigs. We believe that the current depletion of available draw works and mothballed parts creates a market opportunity to land drilling companies who can successfully fabricate and refurbish their own drilling rig components. We will rely on the experience of management and personnel to execute our business plan by refurbishing our own rigs and supplying these rigs to oil and gas exploration companies before manufacturers can manufacture new oil rigs and bring them to market. The Company believes it has the necessary personnel in place, including manpower and supervision to provide service to oil and gas companies.

     Our strategy is to raise money through an equity or debt raise to complete the refurbishment of Rig No. 15. We then plan on entering into a short-term drilling contract in the Permian Basin to train our drilling crew and ensure that the rig is operational. If our trial run is successful, we will seek to enter into a long-term drilling contract. We hope to use the proceeds from this contract, along with money raised from another debt or equity raise, to complete the re-manufacturing of Rig Nos. 12 and 21 to pay for operating expenses. If we are successful in re-manufacturing our second and third drilling rigs, we will seek to enter into long-term drilling contracts for these rigs in the Permian Basin of West Texas, Barnett Shale Trend of North Texas or the Cotton Valley/Travis Peak Trend of East Texas. Any proceeds from these two contracts will be used to re-manufacture the rest of our drilling rigs in inventory and to pay for operating expenses. We provide no assurance that we will be able to raise money, successfully re-manufacture any drilling rig, or enter into any drilling contract.

The Land Drilling Industry Overview

     We believe the current land drilling industry is experiencing new growth after several years of decline. Land drilling companies are putting land drilling rigs into active drilling service to meet the demands of oil and natural gas prospects. As well, natural gas production and exploration companies are in need of contract drilling services to exploit higher current natural gas prices. Natural gas prices have been on the rise due to (i) diminishing returns from current natural gas fields and (ii) increasing demand to generate electricity in the United States. A steady increase in natural gas prices in turn increases the amount of drilling activity conducted by natural gas exploration and production companies. This demand is met onshore by land drilling rig companies who provide the equipment and crews to drill the wells for the exploration and production industry.

     In the early 1970's, drilling rig manufacturers began producing rigs and equipment for a burgeoning industry. From 1973 to 1980, the rig fleet grew by approximately 11% per year. If the years 1981 and 1982 are included, the growth rate of the rig fleet in the last five years of the cycle was 18%. At the peak of drilling activity in the 1980's there were over 5,500 land drilling rigs in the U.S. fleet. However, downturn of oil and natural gas prices during the mid-1980's through the 1990's resulted in widespread underinvestment of drilling rigs and capital improvement to the drilling rig fleet. The large fleet that existed in the 1970's has substantially become cannibalized and obsolete. Additionally, the fact that many drilling rig manufacturers ceased operations in the downturn has contributed to the existing rig shortage.

Market Conditions In Our Industry

     The U.S. contract land drilling industry is cyclical. Volatility in oil and natural gas prices can produce significant changes in the overall level of drilling activity in the markets we hope to serve, affecting the demand for our future drilling services and the dayrates we hope to charge. The availability of financing, prevailing oil and natural gas prices, and the outlook for future oil and natural gas prices strongly influence the drilling capital expenditures of oil and natural gas producers.

     We believe the outlook for oil and natural gas prices and the needed land drilling contractors remains positive for the remainder of 2006. The land rig count has reached a point that we believe provides dayrates (the daily rate paid to a drilling contractor for the use of its crew and drilling rig) for our rigs potentially are over $20,000 per drilling day.

     On June 5, 2006, the spot price for West Texas Intermediate crude oil was $72.60 and the spot price for Henry Hub natural gas was $6.39. The Baker Hughes land rig count on June 2, 2006 was 1,530, a 24% increase from 1,231 on June 2, 2005.

     The average weekly spot prices of West Texas Intermediate crude oil and Henry Hub natural gas and the average weekly domestic land rig count, per the Baker Hughes land rig count, for each of the previous six years ended
March 31, 2006 were:

                                          Years Ended March 31

                             6/2/2006  2006   2005   2004   2003   2002   2001
Oil (West Texas Intermdiate)  $72.60 $59.94 $45.04 $31.47 $29.27 $24.31 $30.40
Natural Gas (Henry Hub)       $ 6.39 $ 9.10 $ 5.99 $ 5.27 $ 4.24 $ 2.96 $ 5.27
U. S. Land Rig Count           1,530  1,329  1,100    964    723    912    841

Industry Trends

     We believe that the following trends in our industry can benefit our future operations:

     Increased decline rates in natural gas basins in the U.S. According to the federal Energy Information Administration ("EIA"), even though the number of U.S. natural gas wells drilled has increased significantly, a corresponding increase in production has not been realized. We believe that a significant reason for the limited supply response, even as drilling activities have increased, is the accelerating decline rates of production from new natural gas wells drilled. A study published by the National Petroleum Council in September 2003 concluded, from analysis of production data over the preceding ten years, that as a result of domestic natural gas decline rates of 25% to 30% per year, 80% of natural gas production in ten years will be from wells that have not yet been drilled. We believe that this tends to support a sustained higher natural gas price environment, which should create incentives for oil and natural gas exploration and production companies to increase drilling activities in the U.S.

     The drilling industry is rebounding from a twenty-year downturn. According to a Raymond James research report in July 2005 entitled, "How Big Will the Drilling Fleet be by 2010?", in the early 1970's manufacturers began producing rigs and capital equipment in order to facilitate a burgeoning industry. However, when oil & gas prices collapsed in the early 1980's, oil companies withdrew their demand for rigs, and the industry was left with an excess rig supply. Over the past twenty years, instead of building new equipment and new rigs, operators and drillers alike have consumed that excess supply built in the 1970's. The industry is currently at a point where that excess supply has been cannibalized, and the existing rig fleet averages 25 years in age. Therefore, we believe that companies with the experience and facilities to refurbish, manufacture and place land drilling rigs in the field will hold a strategic advantage over those companies waiting for new rigs to come off the assembly line.

     High natural gas prices. 2005 marked the third year of consecutive increase in the yearly average NYMEX near month natural gas contract prices. While natural gas prices are volatile, we believe that if the current prices are sustained, the industry will see an increase in exploration and drilling. This may translate into increased demand for contract drilling and increased dayrates due to increased demand.

     Inability to rapidly expand natural gas imports.    According to the
EIA, in 2003, 15% of U.S. natural gas demand was satisfied by net imports. Of these net imports, 86% were via pipeline, primarily from Canada. The balance was imported liquefied natural gas. The EIA projects that Canadian imports of natural gas will decrease and liquefied natural gas imports will continue to increase to meet growing natural gas demand in the U.S. While major investments are being made to increase liquefied natural gas import capacity, the EIA estimates that liquefied natural gas imports will still satisfy less than 10% of total U.S. natural gas demand by 2010.

     Increases in dayrates and operating margins for land drilling. The increase in the price of natural gas, coupled with accelerating decline rates and an increase in the number of natural gas wells being drilled, have resulted in increases in rig utilization, and consequently improved dayrates and cash margins over the past two years. Additionally, we believe oil and gas producers are willing to enter into longer term contracts to ensure the availability of an oil rig on their properties.

Land Drilling Contracts

     As a potential provider of contract land drilling services, our future business will depend on the level of drilling activity by oil and gas exploration and production companies operating in the three geographic markets where we intend to operate. The oil and gas exploration and production industry is a historically cyclical industry characterized by significant changes in the levels of exploration and development activities. During periods of higher levels of drilling activity, price competition tends to decrease and results in increases in the profitability of daywork contracts.

     Contracts for drilling oil and natural gas wells are obtained either through competitive bidding or as a result of negotiations with oil and gas exploration and production customers. Contract terms offered by customers will be dependent on the complexity and risk of operations, on-site drilling conditions, type of equipment used and the anticipated duration of the work to be performed. Drilling contracts can be for a single well or multiple wells. The majority of drilling contracts are typically subject to termination by the customer on short notice with little or no penalty. In the current environment, many oil and gas producers have offered one to three year term contracts at higher dayrates in order to ensure rig availability in what is expected to become a multi-year drilling cycle.

     We intend to enter into a land drilling contract at the conclusion of the trial run of 90-180 days for Rig No. 15. If we are successful in entering into a contract, we will begin generating revenue which we will use, along with any future financing, to purchase rig parts for the refurbishment of Rig Nos. 12 and 21, and the remainder of our drilling rigs.

Daywork Contracts

     Under daywork drilling contracts, we plan to provide a drilling rig with required personnel to our customer who supervises the drilling of the well.
We expect to be paid based on a negotiated fixed rate per day while the rig is used (referred to as the dayrate). Daywork drilling contracts specify the equipment to be used, the size of the hole and the depth of the well. Under a daywork drilling contract, the customer bears a large portion of the out-of-pocket drilling costs and we generally bear no part of the usual risks associated with drilling, such as time delays and unanticipated costs. We expect to generally receive a lower rate when the drilling rig is moving, or when drilling operations are interrupted or restricted by conditions beyond our control. Daywork contracts will be the initial contracts we will negotiate to commence business because of lower risk than other contracts.

Footage Contracts

     Under footage contracts, we will contract to drill a well to a certain depth under specified conditions for a fixed price per foot. The customer provides drilling fluids, casing, cementing and well design expertise. These contracts would require us to bear the cost of services and supplies that we provide until the well has been drilled to the agreed depth. If we drill the well in less time than estimated, we would have the opportunity to improve our profits over those that would be attainable under a daywork contract. Future revenues will be reduced and losses may be incurred if the well requires more days to drill to the contracted depth than estimated. Footage contracts generally contain greater risks for a drilling contractor than daywork contracts. Under footage contracts, the drilling contractor assumes certain risks associated with loss of the well from fire, blowouts and other risks. Currently, we do not plan to seek footage contracts in the near term.

Turnkey Contracts

     Under a turnkey contract, we will agree to drill a well for our customer to a specified depth and under specified conditions for a fixed price, regardless of the time required or the problems encountered in drilling the well. We will provide technical expertise and engineering services, as well as most of the equipment and drilling supplies required to drill the well. We will subcontract for related services, such as the provision of casing crews, cementing and well logging. Under typical turnkey drilling arrangements, we will not receive progress payments and would be paid by our customer only after we have performed the terms of the drilling contract in full.

     The risks to us under a turnkey contract are substantially greater than on a well drilled on a daywork basis. This is primarily because under a turnkey contract we would assume most of the risks associated with drilling operations generally assumed by the operator in a daywork contract, including the risk of blowout, loss of hole, stuck drill pipe, machinery breakdowns, abnormal drilling conditions and risks associated with subcontractors' services, supplies, cost escalations and personnel. If we decide to enter into this kind of contract, we will employ or contract for engineering expertise to analyze seismic, geologic and drilling data to identify and reduce some of the drilling risks we would assume. We will use the results of this analysis to evaluate the risks of a proposed contract and seek to account for such risks in our bid preparation. Currently, we do not plan to seek turnkey contracts.

Drilling Equipment

     A land drilling rig consists of engines, a hoisting system, a rotating system, pumps and related equipment to circulate drilling fluid, blowout preventers and related equipment. Diesel or gas engines are typically the main power sources for a drilling rig. Power requirements for drilling jobs may vary considerably, but most land drilling rigs employ two or more engines to generate between 500 and 2,000 horsepower, depending on well depth and rig design. There are numerous factors that differentiate land drilling rigs, including their power generation systems and their drilling depth capabilities. The actual drilling depth capability of a rig may be less than or more than its rated depth capability due to numerous factors, including the size, weight and amount of the drill pipe on the rig. The intended well depth and the drill site conditions determine the amount of drill pipe and other
equipment needed to drill a well.   Generally, land rigs operate with crews of
five to six persons. We intend to refurbish rigs that drill at depths below 8,000 feet which will allow our drills to reach both oil and natural gas deposits. We expect that this may give us a competitive advantage over other drillers whose rigs are capable of only reaching shallower oil deposits.

Company Draw works

     Below are the seven draw works we currently have in inventory and the anticipated depths at which they will operate. We are in the process of standardizing our rig fleet including components such as draw works, masts, subs, floor motors and generator packages. The benefits of standardization are lower repair costs for the drilling rigs. We may trade our Continental Emsco A-550 Draw works for a National 55 Draw works. Additionally, we may trade our Mid-Continent U-15 Draw works for a National 75 Draw works.

Current Rig Inventory:

Count               Description               Depth Capacity
1         #15 National 50 CA                      11,000'
2         #12 National 55                         13,000'
3         #21 Continental Emsco GB 350             8,000'
4         #10 National 50A                        11,000'
5         #17 National 50A                        11,000'
6         #11 Continental Emsco A550              11,000'
7         #16 Mid Continent U-15                  10,000'

Competition

     We will compete with both regional and national land drilling companies in our target geographical markets of the Barnett Shale Trend, the Permian Basin and the Cotton Valley/Travis Peak Trend. Within our geographical markets our primary competitors are companies such as Patterson-UTI, Grey Wolf, Pioneer Drilling, and Unit Corporation. These companies have significant capital and managerial resources and are generally well-received in the marketplace. They are firmly entrenched in our target markets and have
been operating for several years.   Additionally, our competitors have large,
established oil rig fleets. Patterson-UTI alone has over 400 hundred land drilling rigs in inventory.

Our Strengths

     Despite the advantages of our competitors, we believe we have several key strengths which will allow us to compete.

* Refurbished Rig Fleet - Our strategy is to refurbish our rigs. Our expectation is that these newly refurbished rigs will incur decreased maintenance costs when compared to older non-refurbished drilling rigs.

* Drilling Depth - We believe that the rigs we are refurbishing will be able to reach the drilling depth where oil lies as well as where natural gas lies (typically below 8,000 feet).

* Current Demand for Land Drilling Rigs - We believe the current high demand for land drilling rigs driven by high natural gas prices and relatively low supply of drilling rigs present opportunities for entering into drilling contracts.

* Industry Experience - The current management and certain members of the board of directors have experience and contacts throughout the industry.

* Capable Manufacturing Facility - We lease a rig manufacturing facility located in Odessa, Texas. The Odessa manufacturing facility is capable of rebuilding used drilling rigs and manufacturing individual rig components. The facility consists of five fenced acres, two 30,000 square foot. "rig hangers", each with twin overhead electric cranes for heavy equipment mobilization and assembly, a stand alone welding shop with sand floor, machine shop, sandblasting and painting booth, and offices. Our manufacturing crews possess the experience to refurbish oil rigs.

* Location - Our Permian Basin manufacturing facility and offices located in Odessa & Midland place our company in one of the largest petroleum producing regions of the United States. We will be able to respond to market conditions quickly in the Permian Basin because of the location of our manufacturing facility.

Target Drilling Markets

Barnett Shale Trend

     The Mississippian-age Barnett Shale of the Fort Worth Basin, North Texas produces in approximately 10 counties with the major thrust of activity being centered in the Newark East Field in Wise, Denton, and Tarrant Counties. The
Barnett Shale is a continuous (unconventional) gas accumulation   in effect a
single, very large gas field   underlying hundreds, and perhaps thousands, of
square miles. Initially, in the early 1980's, the first forty tests of the Barnett Shale, all deepening of shallower wells, were concluded to be uneconomic. From these tests, it was recognized that for drilling to be profitable, it had to be based on efficient and cost effective drilling and completion techniques. In 1989, the area was not included in the Atlas of Major Texas Gas Reservoirs. By 1995, the USGS listed it as an unconventional gas play and, in March 2004, it estimated total undiscovered gas resources for the Barnett Shale of 26.7 trillion cubic feet of gas.

     Currently, there is an acceleration of interest in drilling activity by oil and gas companies in this market. There are approximately 70 different operators and 70 rigs per day operating in the Barnett Shale. As a result of the increased activity, greater technological innovation and efficiencies have allowed the expansion of drilling activity out of the core area, moving to the south and west. The Barnett Shale continues to attract a high degree of interest from operators and drilling companies because of a continual increase in estimated reserve potential and dramatically improved well economics. Additionally, the Barnett Shale is a blanket formation which assures that most every well drilled is a commercial producer.

     We believe the current high demand of oil rigs plus the low supply of rigs in this region presents an opportunity for us.

Permian Basin

     The Permian Basin is located in West Texas and the adjoining area of southeastern New Mexico. It underlies an area approximately 250 miles wide and 300 miles long and includes the Texas counties of Andrews, Borden, Crane, Dawson, Ector, Gaines, Glasscock, Howard, Loving, Martin, Midland, Pecos, Reeves, Terrell, Upton, Ward, and Winkler. The name derives from the fact that the area subsided before being covered by the Permian sea and the subsidence continued through much of the Permian period. Consequently, it contains one of the thickest deposits of Permian rocks found anywhere. Researchers at the Bureau of Economic Geology and the New Mexico Bureau of Geology and Mineral Resources completed a Department of Energy research initiative which states that the Permian Basin of West Texas and Southeast New Mexico contains 29% of estimated future oil reserve growth and has the biggest potential for additional oil production in the country.

     We believe the current high demand of oil rigs plus the low supply of rigs in this region presents an opportunity for us. Additionally, because our manufacturing facility is located in this area, we will be able to respond quicker to the specific oil rig specifications required by our future customers.

Cotton Valley / Travis Peak

     The Travis Peak Formation (and correlative Hosston Formation) is a basinward-thickening wedge of terrigenous clastic sedimentary rocks that underlies the northern Gulf Coast Basin from eastern Texas across northern Louisiana to southern Mississippi. Across the main hydrocarbon-productive trend in eastern Texas and northern Louisiana, the Travis Peak Formation is about 2,000 ft thick. Most Travis Peak hydrocarbon production in eastern Texas comes from drilling depths between 6,000 and 10,000 ft.

Our Market Strategy

     Our target market is the southwestern United States including the Permian Basin, Barnett Shale, and Cotton Valley/Travis Peak Trend. We believe management's experience in drilling wells in these locations and its contacts with industry parties in these geographical locations will allow us to market our services effectively. Our management will rely on personal contact and past relationships with oil and gas operators in these regions to solicit our services in the hope of entering a drilling contract.

     We intend on providing drilling services in our three target markets for the following reasons:

Permian Basin

     * Our manufacturing facilities are located within the Permian Basin. This should create a quicker turnaround time for repairs and service on future rigs operating in this area.

     * The Permian Basin is one of the largest land drilling markets in the United States and demand for rigs is high.

     * Our management team has experience conducting drilling operations in the region which should allow us to operate its future rigs efficiently and effectively.

     * Through management's past experience conducting drilling operations in the region it has established a rapport with potential oil drilling crew members.

Barnett Shale

     * Vertical wells drilled in the Barnett Shale are typically 9,000 feet in depth. The rigs we intend to refurbish, with the exception of one, are all capable of drilling at least 10,000 feet.

     * The region is currently experiencing a surge in demand, and we believe some dayrates are over $20,000 for the type of rigs we employ.

     *    The subsurface terrain in this location is believed to be.

Cotton Valley / Travis Peak

     * The demand for oil rigs in this area is high and the availability of rigs in this area is low.

     * The Cotton Valley/Travis Peak area sits within the Ark/La/Tex region. Utilization rates in this region have increased in recent years.

No winterization is needed for our rigs in these three geographical locations which will decrease the cost of refurbishing our rigs.


Employees, Consultants and Contractors

     As of the date of this Current Report, we have five employees, 33 contractors, and three consultants. None of our employees are represented by a labor union. We believe that our employee relations are good.

Environmental Regulations

     Our operations will be subject to stringent federal, state and local laws and regulations governing protection of the environment. These laws and regulations may require acquisition of permits before drilling commences and may restrict the types, quantities and concentrations of various substances that can be released into the environment. Planning and implementation of protective measures are required to prevent accidental discharges. Spills of oil, natural gas liquids, drilling fluids, and other substances may subject us to penalties and cleanup requirements. Handling, storage and disposal of both hazardous and non-hazardous wastes are subject to regulatory requirements.

     The federal Clean Water Act, as amended by the Oil Pollution Act, the federal Clean Air Act, the federal Resource Conservation and Recovery Act, and their state counterparts, are the primary vehicles for imposition of such requirements and for civil, criminal and administrative penalties and other sanctions for violation of their requirements. In addition, the federal Comprehensive Environmental Response Compensation and Liability Act and similar state statutes impose strict liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered responsible for the release of hazardous substances into the environment. Such liability, which may be imposed for the conduct of others and for conditions others have caused, includes the cost of remedial action as well as damages to natural resources.

     Environmental laws and regulations are complex and subject to frequent change that may result in more stringent and costly requirements. Compliance with applicable requirements may have a material affect on the cost of our future operations, earnings or competitive position. However, compliance with amended, new or more stringent requirements, stricter interpretations of existing requirements, or the discovery of contamination may cause us to incur additional future costs or subject us to future liabilities that may have a material adverse effect on our future results of operations and financial condition.

     Our operations will depend on the demand for services from the oil and natural gas exploration and development industry, and therefore our future operations can be affected by political developments and changes in laws and regulations that control or curtail drilling for oil and natural gas for economic, environmental or other policy reasons.

Insurance

     Our future operations will be subject to the many hazards inherent in the drilling business, including, for example, blowouts, cratering, fires, explosions and adverse weather. These hazards could cause personal injury, death, suspend drilling operations or seriously damage or destroy the equipment involved and could cause substantial damage to producing formations and surrounding areas. Damage to the environment could also result from our future operations, particularly through oil spillage and extensive, uncontrolled fires. As a protection against operating hazards, we may seek insurance coverage, including comprehensive general liability, workers' compensation insurance, property casualty insurance on our rigs and drilling equipment, and "control of well" insurance. In addition, we may seek commercial excess liability insurance, to cover general liability, auto liability and workers' compensation claims which are higher than the maximum coverage provided under those policies. As of the date of this Current Report, we do not have any insurance coverage.

Our Facilities

     Our principle executive offices are located at 6371 Richmond Avenue, Suite 275 Houston, Texas 77057, and our telephone number is (713) 266-8125. Our manufacturing operations are based in a leased 13,000 square foot manufacturing facility located in Odessa, Texas. This facility is currently operational, providing the physical requirements to refurbish the drilling equipment, including overhauling and refurbishing draw works, pumps, and other components, and sandblasting and painting of the various rig components. We also lease an administrative office in Midland, Texas. We believe our facilities are sufficient to meet current needs.

                           RISK FACTORS

Risks Relating to Our Business

We are a development stage company and have a history of operating losses since inception and may experience further losses in the future.


     We have had no operations until our Reorganization with Forster, which was incorporated in March 2005. We are currently in a development stage and have not re-manufactured any drilling rigs nor have we entered into any drilling contracts. Although management has drilling experience in the oil and gas industry, our operating strategy is untried. Accordingly, we are subject to all of the risks inherent in the initial expenses, challenges, complications and delays frequently encountered in connection with the formation of any new business, as well as those risks that are specific to the oil and gas industry in general. Despite our best efforts, we may never overcome these obstacles to financial success. Investors should evaluate us in light of the problems and uncertainties frequently encountered by new companies. We have incurred $2,179,337 in net losses since inception through February 28, 2005, and we expect to incur additional net losses for the foreseeable future. We will be dependent on external sources of financing for the foreseeable future.

We are a start-up business and, with all new business operations, there is a risk of failure.

     Any investment in us should be considered a high-risk investment because investors will be placing funds at risk in a start-up business with unforeseen costs, expenses, competition, and other problems to which start-up ventures are often subject. Investors should not invest in us unless they can afford to lose their entire investment. As we are a development stage company, our prospects must be considered in light of the risks, expenses, and difficulties encountered in establishing a new business in a highly competitive and mature industry. Our limited business history will make it difficult for you to analyze or to aid you in making an informed judgment concerning the merits of an investment in us.

We will be required to raise additional capital through equity or debt financing to execute our business plan.

     To execute our business strategy, we will require more capital than we currently have or have commitments to receive. As of February 28, 2006, we had no cash on hand and, for the fiscal year end November 30, 2005, incurred net loss of $1,953,528. As of the date of this Current Report, we have nominal cash on hand. We have generated only nominal revenues since inception and expect to incur losses for the next 12 months. We continue to operate on a negative cash flow basis and expect this trend to continue for the next 12 months. Historically we have financed our operations through the sale of our common stock and certain borrowings, and we expect to continue to depend on outside debt and equity financing to sustain our operations for the next 12 months.

     We require immediate financing. We believe that we will need to raise a minimum of $4.1 million to meet our general and administrative needs for the next twelve months. Additionally, we require a minimum of $7.6 million to re-manufacture Rig. Nos. 15, 21 and 12, and approximately $1.41 million to purchase equipment to facilitate transportation and ongoing maintenance of deployed drilling rigs. Further, we may require additional money to commence oil and natural gas exploration, to comply with licensing, registration and other operating requirements, and to maintain compliance with the applicable laws. Our inability to obtain immediate financing from third parties would negatively impact our ability to fund our operations and execute our business plan. If we are unable to raise sufficient capital from external sources to fund our operations immediately, we may need to sell our assets, such as rig parts, to meet working capital needs or curtail operations. Without our operating assets, it would be impossible to generate revenue.

We have no committed sources of additional capital.

     For the next 12 months, we intend to fund our operations and execute our business strategy through best-efforts debt or equity financing. We cannot assure you that any financing arrangements will be available in amounts or on
terms acceptable to us, if at all.   As of the date of this Current Report, we
have borrowed approximately $800,000 from a bank for the purchase of Rig No. 21, which note is secured by Rig No. 21, and approximately $100,000 in 10% demand and term notes due to related parties with the last note maturing in July 2006. Additionally, we may attempt to borrow additional funds secured by our other drilling rigs from the same bank or another bank, but we currently do not have credit facilities available with other financial institutions or other third parties. If we cannot obtain debt financing, we may attempt to raise money through best-efforts equity financings, but we currently do not have commitments for the purchase of our equity securities. If we choose to raise money through the issuance of equity securities, this may cause significant dilution of our common stock. Even if we are successful in raising money through external sources, there is no assurance that this capital will be sufficient to fund operations going forward without obtaining additional capital financing. If we do not raise money immediately to satisfy our capital needs we may be required to cease operations or sell our assets, including rig parts which are integral to the execution of our business strategy.

We have not completed the re-manufacturing of our first drilling rig, and we are not certain that it will be fully functional when completed.

     As of the date of this Current Report, we have not successfully re-manufactured a drilling rig. We expect that Rig No. 15 will be our first rig. Rig No. 15 will need a minimum of $900,000 to re-manufacture, including labor, various rig parts and a drilling pipe to render it operational. Our next goal is to re-manufacture Rig Nos. 12 and 21, and we estimate we will need a minimum of $6,700,000 to re-manufacture them, including labor, various rig parts and drilling pipes. Assuming we are successful in raising money for Rig No. 15, it will take a minimum of a month to re-manufacture this drilling rig at our manufacturing facility. Additionally, we must wait until we have entered into a short-term drilling contract to train our crews and ascertain that the drilling rig is operational. Thus, even if we raise money to re-furbish Rig No. 15, we will not know if our refurbishment of the rig is successful until we engage in a drilling contract to test its capability. If Rig No. 15 is not operable at a drilling site, we will have to return the drilling rig to our manufacturing facility for testing and improvement. We offer no assurance that we will be able to cure the defect or that we will ever successfully re-manufacture a drilling rig. Further, we will be dependant on external sources of financing to provide working capital until one or more of our drilling rigs are operating under drilling contracts.

We have no drilling contracts.

     Our success will depend on our ability to enter into a drilling contract to deploy our first completed oil rig for use by an oil and gas exploration and production company. We are currently seeking to enter into a drilling contract and, although we are in preliminary negotiations with multiple oil and gas producers, we have not executed a drilling contract as of this date. There is no assurance that we will be able to enter into any drilling contracts, and until we do so, we have no ability to generate revenue. As well, even if we have an oil rig and enter into a drilling contract, there is no assurance that the oil and gas company will not terminate the contract prematurely with little or no notice. We will not be able to generate cash flow from operations until we enter into an oil drilling contract.

We do not have cash flow from operations to service our debt.

     At February 28, 2006, we had approximately $1.2 million of debt, of which approximately $800,000 is from a financial institution, which loan we have used for the purchase of the Rig No. 21 draw work. This variable interest loan (up to 18%) is secured by Rig No. 21, and if we default on the loan the bank has a right to foreclose on Rig. No 21, including all improvements we have made to the rig. The loan requires us to make monthly payments of approximately $22,225 at an initial 9.5% interest, which we are current as of the date of this Current Report; however, our monthly payment can increase if the prime rate increases during the term of the loan. Because we are not generating cash flows from operations, our ability to make payments on the loan is contingent on our ability to obtain immediate financing of which we currently have no firm commitments. Additionally, we may not be able to cover debt service on our other notes. We are relying on external sources of financing to pay off these debts. However, we may not be able to raise sufficient funds from third parties in order to pay off these debts and carry out our business plan.

There is a short supply of oil rig parts, and rig part prices are increasing.

     The high demand of oil rigs has resulted in a high demand for oil rig parts. Many oil rig parts that we require for the refurbishment of our first oil rig are on back order. Because a few of these oil rig parts cannot be manufactured in house, they are subject to limited availability. Thus, we may still experience delays in refurbishing our drilling rigs because we cannot acquire the oil rig parts. A delay in getting oil rigs to market will postpone the execution of our business strategy which will negatively impact our financial condition. Because of the limited supply of rig parts and high demand, rig part prices are increasing. Increasing rig part prices will increase our estimated completion costs for our drilling rigs and our cash requirements for operations.

Increases in the supply of rigs could decrease dayrates and utilization rates.

     Any increase in the supply of land rigs in our target markets, whether through new construction or refurbishment, could decrease dayrates and utilization rates, which would adversely affect any future revenues. In addition, such increases could adversely affect any future revenue through increased competition and lower dayrates. Utilization rates could be further decreased by any downturn in oil and natural gas prices.

A material reduction in the levels of exploration and development activities in Texas or an increase in the number of rigs mobilized to Texas could negatively impact our dayrates and utilization rates.

     We plan to conduct our operations in Texas. A material reduction in the levels of exploration and development activities in Texas due to a variety of oil and natural gas industry risks or an increase in the number of rigs mobilized into Texas could negatively impact our future dayrates and utilization rates, which, in turn, could adversely affect our future revenues.

Force Majeure events may lead to delays in obtaining operating materials and the inability of us to operate our future rigs in an efficient manner.

     All of our contemplated contracts will provide that our customers bear all fuel expenses. However, prolonged shortages in the availability of fuel to run our drilling rigs resulting from action of the elements, warlike actions or other "Force Majeure" events could result in the suspension of our future contracts and have a material adverse effect on our future financial condition and results of operations.

We will operate in a highly competitive, fragmented industry in which price competition is intense.

      We will encounter substantial competition from other drilling contractors, the majority of which are larger and better financed. Our primary market areas are highly fragmented and competitive. The fact that drilling rigs are mobile and can be moved from one market to another in response to market conditions heightens the competition in the industry. Drilling contracts are usually awarded on the basis of competitive bids. We believe pricing and rig availability are the primary factors our potential customers consider in determining which drilling contractor to select. In addition, we believe the following factors are also important:

     *    the type and condition of each of the competing drilling rigs;

     *    the mobility and efficiency of the rigs;

     *    the quality of service and experience of the rig crews;

     *    the safety records of the rigs;

     *    the offering of ancillary services; and

     * the ability to provide drilling equipment adaptable to, and personnel familiar with, new technologies and drilling techniques.

     Contract drilling companies compete primarily on a regional basis, and the intensity of competition may vary significantly from region to region at any particular time. If demand for drilling services improves in a region where we operate, our competitors might respond by moving in suitable rigs from other regions. An influx of rigs from other regions could rapidly intensify competition, reduce future profitability and cause demand for drilling rigs to become short-lived. We make no assurance that we will be able to compete effectively with other drilling companies in our same market.

We may be unable to attract and retain qualified, skilled employees necessary to operate our business.

     Our future success depends in large part on our ability to attract and retain skilled and qualified personnel to operate our manufacturing facility and future rigs. Our inability to hire, train and retain a sufficient number of qualified employees could impair our ability to manage and maintain our business. We require skilled employees to re-manufacture and operate our drillings rigs. Shortages of qualified personnel are occurring in our industry. As a result of the volatility of the oil and natural gas industry and the demanding nature of the work, potential employees may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are higher than ours. If we should be unable to recruit and employ workers with the requisite level of training and experience to adequately operate our equipment, our operations could be materially and adversely affected. With a reduced pool of workers, it is possible that we will have to raise wage rates to attract workers from other fields and to retain our current employees. If we are not able to increase our future service rates to our customers to compensate for wage-rate increases, our future profitability and other results of future operations may be adversely affected.

Our management team has a limited history of working together.

     We have a limited history of operations under our current officers and directors. Although experienced, our officers have not worked together for an extensive length of time. If for any reason our officers cannot work efficiently as a team, our business will be adversely affected.

Key management may leave us.

     Our business strategy is dependent upon the skills and knowledge of management. These individuals will be responsible for the day to day operations of our business. We believe that the special knowledge of these individuals gives us a competitive advantage. If one or more of these critical employees leave us, we may be unable to hire suitable replacements to operate our business. Although management has entered into employment agreements, there is no assurance that these individuals will remain with us.

We will face competition from our competitors with greater resources which may make it more difficult for us to compete which can reduce our dayrates and utilization rates.

     It should be assumed that all of our competitors have greater financial, technical and other resources than we do which may make it more difficult for us to compete which can reduce our dayrates and utilization rates. Their greater capabilities in these areas may enable them to:

     *    better withstand industry downturns;

     *    compete more effectively on the basis of price and technology;

     *    retain skilled rig personnel; and

     * build new rigs or acquire and refurbish existing rigs so as to be able to place rigs into service more

     *    quickly than us in periods of high drilling demand.

Our future operations involve operating hazards, which if not insured or indemnified against, could adversely affect our future results of operations and financial condition.

     Our future operations are subject to the many hazards inherent in the contract land drilling business, including the risks of:

     *    blowouts;

     *    fires and explosions;

     *    loss of well control;

     *    collapse of the borehole;

     *    lost or stuck drill strings; and

     *    damage or loss from natural disasters.

          Any of these hazards can result in substantial future liabilities or losses to us from, among other things:

     *    suspension of drilling operations;

     * damage to, or destruction of, our property and equipment and that of others;

     *    personal injury and loss of life;

     * damage to producing or potentially productive oil and gas formations through which we drill; and

     *    environmental damage.

     We will seek to protect ourselves from some but not all operating hazards through insurance coverage, in instances where such insurance coverage is affordable. However, some risks are either not insurable or insurance is available only at rates that we consider uneconomical. Those risks include pollution liability in excess of relatively low limits. Depending on competitive conditions and other factors, we will attempt to obtain contractual protection against uninsured operating risks from our customers. However, customers who provide contractual indemnification protection may not in all cases maintain adequate insurance to support their indemnification obligations. Our future insurance or indemnification arrangements may not adequately protect us against liability or loss from all the hazards of our operations. The occurrence of a significant event that we have not fully insured or indemnified against or the failure of a customer to meet its indemnification obligations to us could materially and adversely affect our future results of operations and financial condition. Furthermore, we may be unable to maintain adequate insurance in the future at rates we consider reasonable.

Our operations will be subject to various laws and governmental regulations that could restrict our future operations and increase our operating costs.

     The U.S. oil and natural gas industry is affected from time to time in varying degrees by political developments and federal, state and local environmental, health and safety laws and regulations applicable to our business. Our operations are vulnerable to certain risks arising from the numerous environmental health and safety laws and regulations. These laws and regulations may restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling activities, require reporting of the storage, use or release of certain chemicals and hazardous substances, require removal or cleanup of contamination under certain circumstances, and impose substantial civil liabilities or criminal penalties for violations. Environmental laws and regulations may impose strict liability, rendering a company liable for environmental damage without regard to negligence or fault, and could expose us to liability for the conduct of, or conditions caused by, others, or for our acts that were in compliance with all applicable laws at the time such acts were performed. Moreover, there has been a trend in recent years toward stricter standards in environmental, health and safety legislation and regulation, which may continue.

     We may incur material liability related to our operations under governmental regulations, including environmental, health and safety requirements. We cannot predict how existing laws and regulations may be interpreted by enforcement agencies or court rulings, whether additional laws and regulations will be adopted, or the effect such changes may have on our business, financial condition or results of operations. Because the requirements imposed by such laws and regulations are subject to change, we are unable to forecast the ultimate cost of compliance with such requirements. The modification of existing laws and regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and natural gas for economic, political, environmental or other reasons could have a material adverse effect on us by limiting drilling opportunities.

Risks Relating to the Oil and Natural Gas Industry

Our future revenue, if any, will be derived from companies in the oil and natural gas exploration and production industry, a historically cyclical industry with levels of activity that are significantly affected by the levels and volatility of oil and natural gas prices. Any prolonged reduction in the overall level of exploration and development activities, whether resulting from changes in oil and natural gas prices or otherwise, can adversely impact us in many ways by negatively affecting:

     *    any future revenues, cash flows and profitability;

     *    our ability to obtain, maintain or increase our borrowing capacity;

     * our ability to obtain additional capital to finance our business, and the cost of that capital; and

     * our ability to hire and retain skilled rig personnel whom we would need in the event of an upturn in the demand for our services.

Depending on the market prices of oil and gas, oil and gas exploration and production companies may cancel or curtail their drilling programs, thereby reducing demand for our services. Oil and gas prices have been volatile historically and, we believe, will continue to be so in the future. Many factors beyond our control affect oil and gas prices, including:

     *    weather conditions in the United States and elsewhere;

     *    economic conditions in the United States and elsewhere;

     *    actions by OPEC, the Organization of Petroleum Exporting Countries;

     * political instability in the Middle East and other major oil and gas producing regions;

     *    governmental regulations, both domestic and foreign;

     * the pace adopted by foreign governments for the exploration, development and production of their national reserves;

          *    the price of foreign imports of oil and gas;

     *    the cost of exploring for, producing and delivering oil and gas;

     *    the discovery rate of new oil and gas reserves;

     *    the rate of decline of existing and new oil and gas reserves;

     *    available pipeline and other oil and gas transportation capacity;

     *    the ability of oil and gas companies to raise capital;

     *    the overall supply and demand for oil and gas;

     * the development of alternate energy sources and the long-term effects of worldwide energy conservation measures; and

          *    the capacity of the natural gas pipeline network.

Risks Relating to Our Stock

Our "blank check" preferred stock could be issued to prevent a business combination not desired by management or our current majority shareholders.

      Our articles of incorporation authorize the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined by our board of directors without shareholder approval. Our preferred stock could be utilized as a method of discouraging, delaying, or preventing a change in our control and as a method of preventing shareholders from receiving a premium for their shares in connection with a change of control.

Future sales of our common stock in the public market could lower our stock price.

     We may sell additional shares of common stock in subsequent public or private offerings. We may also issue additional shares of common stock to finance future acquisitions or equity raises. We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

We presently do not intend to pay cash dividends on our common stock.

     We currently anticipate that no cash dividends will be paid on the common stock in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of the business, it is anticipated that all earnings, if any, will be retained to finance the future expansion of the our business. Therefore, prospective investors who anticipate the need for immediate income by way of cash dividends from their investment should not purchase the shares offered in this offering.

There is currently a limited market for our common stock, and any trading market that develops in the common stock may be highly illiquid and may not reflect the underlying value of our net assets or business prospects.

     Although our common stock is currently traded on the OTC Bulletin Board, there is currently a limited market for our common stock and there can be no assurance that an improved market will ever develop. Historically, trading volume has been limited, sporadic and volatile. Accordingly, common stock holders will be required to bear the economic consequences of holding such securities for an indefinite period of time until trading volume develops in the common stock, if at all. As such, an active trading market for our common stock may not ever develop. Any trading market that does develop may be volatile, and significant competition to sell our common stock in any such trading market may exist, which could negatively affect the price of our common stock. As a result, the value of our common stock may decrease. Additionally, if a trading market does develop, such market may be highly illiquid, and our common stock may trade at a price that does not accurately reflect the underlying value of our net assets or business prospects. Investors are cautioned not to rely on the possibility that an active trading market may develop or on the prices at which our stock may trade in any market that does develop in making an investment decision. If our share price is volatile, we may be the target of securities litigation, which is costly and time-consuming to defend.

Penny stock rules could make it hard to resell shares of our common stock and impose significant restrictions on broker-dealers.

     The "penny stock" rules limit trading of securities not traded on Nasdaq or a recognized stock exchange, or securities which do not trade at a price of $5.00 or higher, in that brokers making trades in those securities must make a special suitability determination for purchasers of the security, and obtain the purchaser's consent prior to sale. The application of these rules may make it difficult for shareholders to resell their shares.


           MARKET PRICE INFORMATION AND DIVIDEND POLICY

     Shares of our common stock are traded on the National Association of Securities Dealers Inc. Over the Counter Bulletin Board under the symbol "PTCY.OB". Our Common Stock trades on a limited, sporadic and volatile basis. On May 30, 2006, the sales price of our common stock on the OTC Bulletin
Board was $5.00. As of the date of this Current Report, there were 42,055,463 shares outstanding held by approximately 400 holders of record.

     The following table sets forth the approximate high and low bid information for our common stock for the last two fiscal years and for the quarter ended February 28, 2006. The quotations reflect inter-dealer prices, without retail markups, markdowns, or commissions and may not represent actual transactions.

Quarter ended:                          High                Low
------------------                     ------             ------

May 28, 2004                           $0.10               $0.07

August 31, 2004                        $0.10               $0.10

November 30, 2004                      $0.10               $0.10

February 28, 2005                      $0.15               $0.10

May 31, 2005                           $0.15               $0.15

August 31, 2005                        $0.15               $0.15

November 30, 2005                      $0.50               $0.15

February 28, 2006                      $0.50               $0.15



     We have not paid dividends since inception nor do we anticipate that any cash dividends will be paid in the foreseeable future.


               MANAGEMENT'S DISCUSSION AND ANALYSIS

Overview

     In June 2006, Process acquired Forster which is a wholly-owned subsidiary of the Company, through which operations will be conducted. From an accounting standpoint, Forster is deemed the acquirer in a reverse merger and deemed the survivor of the merger. The combined company will pursue Forster's business model and strategy by competing in the land drilling rig contracting industry. Forster has not generated any profits since its inception in March of 2005, has no current source of revenues, and has incurred significant operating losses. As of February 28, 2006, it generated $2.2 million in net losses.

     Our strategy is to raise money through an equity or debt raise to complete the refurbishment of Rig No. 15. We then plan on entering into a short-term drilling contract in the Permian Basin to train our drilling crew and ensure that the rig is operational. If our initial short-term drilling operation is successful, we will seek to enter into a long-term drilling contract. We hope to use the proceeds from this contract, along with money raised from another debt or equity raise, to complete the re-manufacturing of Rig Nos. 12 and 21 to pay for operating expenses. If we are successful in re-manufacturing our second and third drilling rigs, we will seek to enter into long-term drilling contracts for these rigs in the Permian Basin of West Texas, Barnett Shale Trend of North Texas or the Cotton Valley/Travis Peak Trend of East Texas. Any proceeds from these two contracts will be used to re-manufacture the rest of our drilling rigs in inventory and to pay for operating expenses. We provide no assurance that we will be able to raise money, successfully re-manufacture any drilling rig, or enter into any drilling contract.


Results of Operations

Process Technology:

Fiscal year ended November 30, 2005 compared with fiscal year ended November 30, 2004:

Process did not have any revenues during either of these fiscal years, and had general and administrative expenses of $38,730 and $10,806 in fiscal 2005 and fiscal 2004, respectively. In fiscal 2005, Process had a net loss of $38,720 and in fiscal 2004 Process had a net loss of $10,806. The expenses and losses related primarily to legal and accounting expenses.

Three months ended February 28, 2006 compared to three months ended February 28, 2005:

Process did not have any revenues during either of these quarters, and had general and administrative expenses of $13,493 and $18,429 for the quarter ended February 28th 2006 and 2005, respectively. Process had a net loss of $13,493 in the quarter ended February 28th, 2006 and $18,429 in the quarter ended February 28th, 2005.

Forster Drilling

Inception to November, 30 2005:

Forster recorded $13,411 in revenue from the sale of rig parts from inception to November 30, 2005. Our operating expenses were $1,942,301 from inception until November 30, 2005. Forster incurred a net loss from inception through November 30, 2005 of $1,953,528.

Three months ended February 28, 2006:

Forster recorded $266,000 in revenue from the sale of drilling rig parts for the three months ended February 28, 2006. We plan to deploy our first rig in mid-July, although such deployment is subject to additional financing being obtained as well as the satisfaction of other conditions outside of our control. We can make no assurances that the completed rig will be deployed by such date. Our operating expenses were $359,252 for the three months ended February 28, 2006. We anticipate our general and administrative expenses to increase in the future. Forster had a net loss for the three months ending February 28, 2006 of $225,809.

Liquidity

     On a pro-forma basis at February 28, 2006, we had total assets of $2,668,380, total liabilities of $1,322,176, and a working capital deficit of $724,638. In February 2006, we borrowed $800,000 from a financial institution. The $800,000 note bears a variable annual rate of prime plus 2% and matures on February 23, 2009. The loan is to be repaid in 35 monthly payments of approximately $22,225 and is secured by one of our drilling rigs. Since February 28, 2006 through May 31, 2006, we have raised additional funding of $1,839,200 through best efforts sales of common stock at weighted average prices of $0.75. We believe that we will need to raise a minimum of $4.1 million to meet our general and administrative needs for the next twelve months. We anticipate we will need an additional $7.6 million in order to complete the refurbishment of Rig Nos. 15, 21, and 12, and an additional $1.41 million to purchase equipment to facilitate transportation and ongoing maintenance of deployed drilling rigs. These numbers could increase if we
accelerate the refurbishment of these rigs or subsequent rigs.   Although we
anticipate that once the first rig is placed in operations that we will receive revenue from operations, we will have to finance further expansion and continuing operations. We will use our best efforts to obtain equity or debt financing to fund operations. The company has no firm commitments or arrangements for external financing to fund operations. We provide no assurance that we will be successful in any future financing effort to obtain the necessary working capital to support our operations. Our viability is contingent upon our ability to receive external financing. Failure to obtain sufficient working capital may result in management resorting to the sale of assets or otherwise curtailing operations.

Critical Accounting Policies

Inventories.

     Inventories include materials as well as labor costs directly associated with the manufacturing of drilling rigs. Inventories are stated at the lower of cost or market with cost being determined on a first-in, first-out basis.

Property and Equipment.

     Property and equipment, including renewals and betterments, are capitalized and stated at cost, while maintenance and repairs are expensed currently. Assets are depreciated on a straight-line basis. The depreciable lives of drilling rigs and related equipment are three to fifteen years. The depreciable life of other equipment is three years. Depreciation is not commenced until acquired rigs are placed in service. Once placed in service, depreciation continues when rigs are being repaired, refurbished or between periods of deployment. As of November 30, 2005, Forster had not recognized any depreciation expense associate with drilling rigs, as no rigs had been placed in service. Forster reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the undiscounted expected future cash flows is less than the carrying amount of the assets, Forester recognizes an impairment loss based upon fair value of the assets.

Stock Options.

     Forster adopted SFAS No 123R for the transactions in which an entity exchanges its equity instruments for goods or services. SFAS No 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No.123R requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. As of November 30, 2005, no stock options or warrants had been granted.


                            MANAGEMENT

Executive Officers and Directors

     Our executive officers and directors are:

Name                    Age                   Position

F. E. Forster, III       55    Chairman, Chief Executive Officer and President

W. Scott Thompson        56    Director, Secretary and Treasurer

Bud Najvar               49    Director and Chief Financial Officer

Fred Forster, Jr.        83    Director

William A. Silvey, Jr.   71    Director


     F. E. Forster III has served as the chief executive officer and chairman of the board of directors since the closing of the Reorganization. Mr. Forster III has served as the chief executive officer and chairman of the board of directors of Forster since its inception in March 2005. From 1998 to 2004, Mr. Forster engaged in several ventures related to land development, residential construction, self-storage facilities, retailing and gaming. Mr. Forster holds a BBA and an MBA from The University of Texas at Austin, and has taught accounting at The University of Texas Permian Basin. Mr. Forster III is the son of Fred Forster Jr.

     Scott Thompson has served as secretary, treasurer and as a director since October 1998. Mr. Thompson has served as the secretary, treasurer and as a member of the board of directors of Forster since March 2005. From April 1993 to present, Mr. Thompson has served as president of Eurotrade Financial, Inc. From May 2005 to present, Mr. Thompson has served as a member of the board of directors of Oilsands Quest Inc. Mr. Thompson holds a BBA from The University of Texas at Austin and completed work at the Graduate School of Business at University of Texas at Austin.

     Bud Najvar has served as chief financial officer since June 2006 and as a director since January 2005. From May 2002 to present, Mr. Najvar has served as a partner of Najvar & Najvar, CPA accounting firm. From May 2000 to May 2002, Mr. Najvar served as a senior tax manager at Margolis, Phipps & Wright, P.C.

     Fred Forster Jr. has served as a director since the closing of the Reorganization. Mr. Forster has been in the oil and gas business since 1988. Mr. Forster received a BS in Chemical Engineering from The University of Texas at Austin in 1948. Mr. Forster Jr. is the father of Fred Forster III.

     William A. Silvey has served as president and as a director since October 1998. From April 1993 to present, Mr. Silvey has served as an officer of Eurotrade Financial, Inc. Mr. Silvey holds a BME from the California Institute of Technology and an MBA from Stanford University.

Board Composition

     Our board of directors currently consists of five members. Each of our directors is elected annually at our annual meeting. There are no family relationships between any of our officers and directors other than a father and son relationship between Messrs. Fred Jr. and Fred III. The board of directors has not established any committees but plans to establish an audit committee, compensation committee, and nominating and governance committee in the near future. We do not have an audit committee financial expert serving on our board of directors. We have been unable to attract an audit committee financial expert to serve on our board of directors as a result of our limited operations and financial resources.

Director Compensation

     We reimburse our directors for all reasonable ordinary and necessary business related expenses, but we did not pay director's fees or other cash compensation for services rendered as a director in the year ended November 30, 2005. We have no standard arrangement pursuant to which our directors are compensated for their services in their capacity as directors. We expect to pay fees for services rendered as a director when additional directors are appointed to the board of directors.

Executive Compensation

     The following table contains compensation data for Messrs. Silvey and Forster. Mr. Silvey served as our chief executive officer until the closing of the Reorganization in June 2006. Mr. Forster has served as our chief executive officer since the closing of the Reorganization. Mr. Forster served as chief executive officer of Forster since March 2005.


                    Summary Compensation Table

                                Annual     Long Term
                            Compensation Compensation Awards
                           ------------- ---------------------
Name and                   Salary Bonus  Securities Underlying All Other
Principal Positions   Year   ($)   ($)   Options (#)           Compensation($)
-------------------   ---- ------------- --------------------- ---------------
William A. Silvey, Jr.2005   --     --          --                    --
                      2004   --     --          --                    --
                      2003   --     --          --                    --

F. E. Forster III     2005 32,000   --          --                    --
                      2004   --     --          --                    --
                      2003   --     --          --                    --


     The following table sets forth information concerning individual grants of stock options made during the last fiscal year to Messrs. Silvey & Forster.


                Option Grants in Last Fiscal Year
                       (Individual Grants)

                        Number of   Percent of Total
                        Securities  Options Granted to  Exercise or Expiration
                        Underlying  Employees in        Base Price  Date
                        Options     Fiscal Year         ($/sh)
Name                    Granted (#)

William A. Silvey, Jr.    --            --                 --         --

F. E. Forster III         --            --                 --         --

     The following table sets forth information concerning option exercises made during the last fiscal year by Messrs. Silvey and Forster.


          Aggregated Option Exercises In Last Fiscal Year
                     And FY-End Option Values


                  Shares                                  Value of Unexercised
                 Acquired Value    Number of Unexercised  In-the-Money
                    on    Realized Securities Underlying  Options at FY-End
Name             Exercise ($)      Options at FY-End (#)  ($) (1)
-----------------------------------------------------------------------------
                                  Exercisable Unexercis- Exercisable Unexercis
                                                able                    able
                                  ----------- ---------  ----------- -------
William A.
Silvey, Jr.        --       --        --          --           --        --

F. E. Forster III  --       --        --          --           --        --

Stock Option Plans and Other Benefits

     No deferred compensation or long-term incentive plan awards were issued or granted to our management during the last three fiscal years. We do not have a stock option plan, but we intend on adopting one in the near future.

Employment Agreements

     In June 2006, we entered into a three-year employment agreement with Mr. Forster, pursuant to which he will receive an annual salary of $60,000. However, Mr. Forster's salary is subject to adjustment as follows: his annual salary will be reduced to $25,000 when the first drilling rig is placed into operations, but will be increased by $25,000 for each additional rig placed into operations, up to a maximum salary of $200,000. If we terminate Mr. Forster's employment "without cause", we will pay him his unpaid salary earned through the termination date and two months salary. Mr. Forster also entered into a confidentiality, non-compete and non-solicit agreement with us prohibiting him from: (i) disclosing confidential information for a period of one year from the receipt of the last confidential information; (ii) competing in a related business for a period of one year after the term of his agreement; and (iii) soliciting or hiring any of our employees for a period of one year after the term of his agreement.

     In June 2006, we entered into a three-year employment agreement with Mr. Thompson, pursuant to which he will receive monthly compensation of $8,000 from June 2006 through July 2006, $10,000 from August 2006 through November 2006, and $12,000 for the remainder of the term. Additionally, Mr. Thompson will receive a monthly car allowance of $1,200 through the term of the agreement. If we terminate his employment "without cause", we will pay him his unpaid salary earned through the termination date and two months salary. Mr. Thomspon also entered into a confidentiality, non-compete and non-solicit agreement with us prohibiting him from: (i) disclosing confidential information for a period of one year from the receipt of the last confidential information; (ii) competing in a related business for a period of one year after the term of his agreement; and (iii) soliciting or hiring any of our employees for a period of one year after the term of his agreement.

     In June 2006, we entered into a one-year employment agreement with Mr. Najvar, pursuant to which he will receive an annual salary of $30,000 and up to 90,000 shares of common stock. If we terminate his employment "without cause", we will pay him his unpaid salary earned through the termination date and two months salary. Mr. Najvar also entered into a confidentiality, non-compete and non-solicit agreement with us prohibiting him from: (i) disclosing confidential information for a period of one year from the receipt of the last confidential information; (ii) competing in a related business for a period of one year after the term of his agreement; and (iii) soliciting or hiring any of our employees for a period of one year after the term of his agreement.

Related Party Transactions

     Pre-Reorganization

     In April 2005, we issued 320,000 shares of common stock to Mr. Thompson and his nominees, 360,000 shares of common stock to Mr. Silvey and his nominees, and 70,000 shares of common stock to the spouse of Mr. Najvar; each issued for nominal consideration.

     In March 2000, we issued 192,858 shares of common stock to Leonard W. Burningham for legal services rendered to us.

     Reorganization-related

     Pursuant to the Reorganization, Messrs. Thompson and Silvey have agreed to indemnify us for any claim resulting from any misstatement, omission, or any breach of any representation, warranty or covenant by Process or certain Process shareholders in the Reorganization Agreement. We incurred an obligation to pay Messrs. Thompson and Silvey an aggregate of $500,000 at the Closing of the Reorganization for such indemnification.

     In connection with the Reorganization, (i) Mr. Forster, Jr., Mr. Forster, III and the Forster Family Trust exchanged an aggregate of 19,377,062 shares of Forster common stock acquired for nominal consideration for 19,377,062 shares of our common stock, (ii) Mr. Thompson and the WLT Reification Trust exchanged an aggregate of 6,051,208 shares of Forster common stock acquired for nominal consideration for 6,051,208 shares of our common stock, (iii) the spouse of Mr. Najvar exchanged 50,000 shares of Forster common stock acquired for nominal consideration for 50,000 shares of our common stock, (iv) Sand Hills Partners, LLC exchanged 2,000,000 of Forster common stock acquired for nominal consideration for 2,000,000 shares of our common stock, and (v) Brewer & Pritchard, P.C. exchanged 250,000 shares of Forster common stock acquired for nominal consideration for 250,000 shares of our common stock.

     Forster Transactions

     From inception to the date of the Reorganization, Forster paid (i) Mr. Forster $60,000 for services rendered, (ii) Mr. Thompson $71,000 for services rendered, and (iii) Mr. Najvar $5,600 for services rendered.

     In October 2005, Forster entered into a financial advisory agreement with Sand Hills Partners, LLC whereby Forster is obligated to pay $16,000 for services rendered after February 28, 2006. Since April 2006, Forster has engaged SH Celera Management Service, LLC, an affiliate of Sand Hills Partners, LLC to perform internal accounting services to us for $10,000 a month.

     In July 2005, Forster entered into a five year lease with CL Land and Cattle Trust with a monthly base rent of $3,500. The lease premises is located in Odessa, Texas and houses Forster's manufacturing facility. CL Land and Cattle Trust granted to Forster a right of first refusal to purchase the leased premises for $400,000, payable $240,000 in cash and $160,000 in common stock valued at $0.50 per share. Mr. Hudnall, an affiliate of Forster, conveyed the lease premises to CL Land and Cattle Trust, of which Mr. Hudnall's son, Wesley Hudnall, is the beneficiary of this irrevocable trust. Wesley Hudnall is an employed welder on a contract basis with Forster earning approximately $8,000 a month.

     In June 2005, Forster purchased rig parts from C&D Equipment, of which Cullen Hudnall is an affiliate, for $161,250. C&D Equipment acquired the rig parts for approximately $150,000.


                      PRINCIPAL STOCKHOLDERS

     The following table sets forth the number and percentage of outstanding shares of Company common stock owned by: (a) each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock; (b) each of our directors; (c) the named executive officers as defined in Item 402 of Regulation S-B; and (d) all current directors and executive officers, as a group. As of June 16, 2006, there were 42,055,463 shares of Company common stock issued and outstanding.

     Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).
In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights.
As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

     To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the business address of the individuals listed is 6371 Richmond Ave., Suite 200, Houston, Texas 77057.

                                      Number of Shares
Name and Address of Beneficial        of Common Stock       Percentage
Owner                                 Beneficially Owned    Of Class

Beneficial Owners of more than 5%:

     Forster Family Trust                  19,177,000 (1)      45.6%
     WLT Reification Trust                  4,922,000 (2)      11.7%

Officers and Directors:

     F. E. Forster, III                    19,277,062 (3)      45.8%
     Fred Forster, Jr.                        100,000            *
     William A. Silvey, Jr.                 2,429,269 (4)       5.8%
     W. Scott Thompson                      6,051,208 (5)      14.4%
     Bud Najvar                               120,000 (6)        *

     All directors & executive officers
     as a group (5 persons)                27,977,539 (7)      66.5%

___________________
* Less than 1%

(1) Robin French exercises voting and dispositive power over all shares beneficially owned by the Forster Family Trust.

(2) Ron Wilson exercises voting and dispositive power over all shares beneficially owned by the WLT Reification Trust.

(3) Includes (i) 19,177,000 shares of Company common stock held by the Forster Family Trust, of which Mr. Forster, III is the beneficiary and
(ii) 100,000 shares of Company common stock owned by Mr. Forster, III's family members.

(4) Includes (i) 535,000 shares of Company common stock owned by Mr. Silvey's wife and (ii) 285,703 shares held by entities over which Mr. Silvey has either voting power, investment power, or beneficial ownership.


(5) Includes (i) 963,650 shares of Company common stock which are owned either directly or indirectly by Mr. Thompson's wife, (ii) 4,922,000 shares of Company common stock held by the WLT Reification Trust, of which Mr. Thompson is the beneficiary, and (iii) 21,426 shares of Company common stock held by an entity over which Mr. Thompson has shared voting and investment power.

(6)  Represents shares owned by Bud Najvar's wife.

(7) Consisting of (i) 19,277,062 shares of Company common stock beneficially owned by Mr. Forster, III, (ii) 100,000 shares of Company common stock beneficially owned by Fred Forster, Jr., (iii) 2,429,269 shares of Company common stock beneficially owned by Mr. Silvey, Jr., (iv) 6,051,208 shares of Company common stock beneficially owned by Mr. Thompson, and (v) 120,000 shares of Company common stock beneficially owned by Mr. Navjar.

                   DESCRIPTION OF COMMON SECURITIES

Common Stock

          There are 200,000,000 shares of common stock authorized, of which 42,055,463 shares are presently issued and outstanding. The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of stockholders. The shares of common stock do not carry cumulative voting rights in the election of directors. Stockholders have no pre-emptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of the common stock issued and outstanding are fully paid and non-assessable.

Preferred Stock

     There are 12,500,000 shares preferred stock authorized, of which 5,835 shares designated as Series A Non-Voting Preferred Stock are issued and outstanding. The rights, privileges and preferences of the Series A Non-Voting Preferred Stock are as follows: (i) non-voting; (ii) non-convertible; (iii) preference to dividends if any are declared; (iv) any dividends shall be non-cumulative; and (v) the preferred stock shall be entitled to an annual dividend of $0.10 per share, payable quarterly, commencing on or before 24 months from the date of issuance of certificates therefore, in the sole discretion of the board of directors. No dividends have been declared to date.

     Our Articles of Incorporation authorize the Board of Directors, without stockholder approval, to designate and issue additional series, classes, rights, privileges, and preferences of the preferred stock or any class or series thereof.

Options and Warrants

     As of the date hereof, there are no existing outstanding options or warrants.

Indemnification

     The General Corporation Law of the State of Nevada authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Our articles of incorporation include an indemnification provision which limits the liability of directors to the Company or its stockholders to the fullest extent permitted by Nevada law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons as provided in the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is unenforceable.

     In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Shares Eligible for Future Sale

     Of the 42,055,463 shares of common stock issued and outstanding, 40,055,463 shares were issued in the Reorganization and are therefore restricted securities and the balance of 2,000,000 shares were issued prior to the Reorganization and are either free trading securities or restricted securities currently eligible to be traded on the open market subject to volume and manner of sale limitations of Rule 144. In general, restricted securities may be sold pursuant to Rule 144 after they have been fully paid for and beneficially owned for one year and the shares are sold in brokers' transactions or to market makers in an amount per quarter not to exceed the greater of 1% of the number of shares of common stock then outstanding or the average weekly trading volume for a four-week prior to such sale.

     Of the 40,055,463 shares issued in the Reorganization, a total of 26,844,500 shares are subject to a contractual lock-up agreement that precludes any sales prior to June 16, 2007 and, thereafter, limits sales up to an amount equal to one twelfth of the shares owned by such holders per 30 day period. This lock-up will terminate if the last sales price of Common Stock is at or above $10.00 per share for 10 out of 20 consecutive days, or upon a "change of control" transaction. Of the 2,000,000 shares issued prior to the Reorganization, a total of 1,664,601 shares are subject to a separate contractual lock-up agreement that limits sales up to an amount equal to one twelfth of the shares owned by such holders per 30 day period, provided that such sales are effected in accordance with Rule 144(f) and (g). This lock-up will terminate if the last sales price of Common Stock is at or above $10.00 per share for 10 out of 20 consecutive days, or upon a change of control transaction.

     We are unable to estimate the number of shares to be sold in the future by its stockholders, since this will depend upon the market price for the common stock, the personal circumstance of the sellers and other factors. Previously, there has been a limited market for the common stock and the sale of a substantial number of shares on the market may significantly reduce the market price.

Transfer Agent

     Our transfer agent is Computershare Limited, located at 350 Indiana, Suite 800, Golden, Colorado 80401.


ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

     In connection with the Reorganization and resulting change in control, Mr. Silvey resigned as chief executive officer and Mr. Forster was appointed as chief executive officer and president. Further, Mr. Forster, Jr. and Mr. Forster III were appointed to the board of directors. Bud Najvar was appointed chief financial officer along with his existing duty as director. See "Section 5.01 - Management" for additional information regarding our executive officers and directors.


ITEM 5.06 CHANGE IN SHELL COMPANY STATUS.

Item 1.01 and Item 5.01 is incorporated herein by reference.


ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBIT.

Our financial statements are stated in United States dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles.

(a)  Financial Statements of businesses acquired.

Audited Financial Statements of Forster Drilling Corporation for the period from March 22, 2005 (inception) to November 30, 2005

     Balance Sheet at November 30, 2005

     Statement of Operations for the period from March 22, 2005 (inception) to November 30, 2005

     Statement of Changes in Stockholder's Equity for the period from March 22, 2005 (inception) to November 30, 2005

     Statement of Cash Flows for the period from March 22, 2005 (inception) to November 30, 2005

     Notes to the Financial Statements

     REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
  Forster Drilling Corporation
 (a development stage company)
  Houston, Texas


We have audited the accompanying balance sheet of Forster Drilling Corporation as of November 30, 2005 and the related statements of expenses, changes in stockholders' equity and cash flows for the period from inception (March 22, 2005) through November 30, 2005. These financial statements are the responsibility of the Forster's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Forster as of November 30, 2005 and the results of its operations and cash flows for the period from inception through November 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Forster will continue as a going concern. As discussed in Note 2 to the financial statements, Forster suffered a net loss from operations and has a working capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Malone & Bailey,
MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas

February 28, 2006

                   Forster Drilling Corporation
                  (a development stage company)
                          Balance Sheet
                        November 30, 2005


                             ASSETS

Current assets:
    Cash                                                $          -

    Accounts receivable                                       13,411
    Inventory                                                164,925
                                                        ------------
  Total current assets                                       178,336


  Property & Equipment - at cost
        Construction in progress: drilling
        rigs and related equipment                           839,586
        Transportation, office, & other equipment
        (net of accumulated depreciation of $5,469)           26,204
                                                        ------------
TOTAL ASSETS                                            $  1,044,126
                                                        ============


               LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
    Accounts payable                                    $    197,122
    Accrued liabilities                                       23,487
    Notes payable   related party                              5,000
                                                        ------------
  Total current liabilities                                  225,609
                                                        ------------

STOCKHOLDERS' EQUITY

Common stock, $.001 par value, 100,000,000 shares
    authorized; 36,529,929 shares issued and outstanding      36,530
Additional paid-in capital                                 2,735,515
Deficit accumulated during the development stage          (1,953,528)
                                                        ------------
Total stockholders' equity                                   818,517
                                                        ------------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                $  1,044,126
                                                        ============

See accompanying summary of accounting polices and notes to financial statements.

                   Forster Drilling Corporation
                  (a development stage company)
                     Statement of Operations
For the Period from Inception (March 22, 2005) through November 30, 2005




REVENUES                                               $     13,411

COST OF GOODS SOLD                                          (24,638)
                                                         ----------
GROSS LOSS                                                  (11,227)
                                                         ----------

OPERATING EXPENSES:

Rig refurbishment & related expenses                        431,752
Depreciation                                                  5,469
General and administrative                                1,505,080
                                                         ----------
TOTAL OPERATING EXPENSES                                  1,942,301
                                                         ----------
NET LOSS                                                $(1,953,528)
                                                         ==========



See accompanying summary of accounting policies and notes to financial statements.

                   Forster Drilling Corporation
                  (a development stage company)
           Statement of Changes in Stockholders' Equity
For the Period from Inception (March 22, 2005) through November 30, 2005



                                           Additional
                          Common Stock     Paid-in    Accumulated
                         Shares     Par     Capital     Deficit     Total
                        ---------- ------- ---------- ---------- ------------

Shares issued for
services                23,830,000 $23,830 $1,122,750  $       -  $ 1,146,580

Shares issued for
drilling rig parts
contributed by a
founder at founders
basis                   10,000,000  10,000    231,000           -      241,000

Shares issued for cash   2,667,999   2,668  1,365,832           -    1,368,500

Shares issued for debt      31,930      32     15,933           -       15,965

Net loss                         -       -          -  (1,953,528) (1,953,528)
                        ---------- ------- ---------- ----------- -----------
Balances, November 30,
2005                    36,529,929 $36,530 $2,735,515 $(1,953,528)$   818,517
                        ========== ======= ========== =========== ===========

See accompanying summary of accounting policies and notes to financial statements.

                   Forster Drilling Corporation
                  (a development stage company)
                     Statement of Cash Flows
For the Period from Inception (March 22, 2005) through November 30, 2005


CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                   $      (1,953,528)
  Adjustments to reconcile net loss
    to net cash used in operating activities:
Stock-based compensation expense                                   1,146,580
Expenses paid by shareholders                                         15,965
Depreciation                                                           5,469
  Change in:
    Receivables                                                      (13,411)
    Accounts payable                                                 197,122
    Inventory                                                        (18,175)
    Accrued expenses                                                  23,487
                                                           -----------------
  Net cash used in operating activities                             (596,491)
                                                           -----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of fixed assets                                         (689,009)
                                                           -----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of common stock                               1,368,500
  Proceeds from related party borrowings                              10,821
  Proceeds from third party borrowings                                30,000
  Payments on related party borrowings                                (5,821)
  Payments on third party borrowings                                (118,000)
                                                           -----------------
  Net cash provided by financing activities                        1,285,500
                                                           -----------------
NET CHANGES IN CASH                                                        -
CASH AND CASH EQUIVALENTS, beginning of period                             -
                                                           -----------------
CASH AND CASH EQUIVALENTS, end of period                   $               -
                                                           =================
Supplemental Information:
  Interest paid                                            $               -
  Income taxes paid                                                        -

Non-cash investing and financing activities:
  Paid debt with common stock                                         15,965
  Purchased drilling rig parts with common stock                     241,000
  Purchased drilling equipment with a note payable to the
  seller                                                              88,000


See accompanying summary of accounting policies and notes to financial statements.

                   FORSTER DRILLING CORPORATION
                  (a development stage company)
                Notes to the Financial Statements


NOTE 1   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Forster Drilling Corporation ("Forster") was established on March 22, 2005 to manufacture and refurbish oil and natural gas drilling rigs for Forster's use as well as to sell to third parties and provide contract land drilling services to oil and natural gas production companies. Forster is headquartered in Houston, Texas. Forster's manufacturing operations are based in its 13,000 square foot leased manufacturing facility in Odessa, Texas.
This facility is currently operational, providing the physical requirements to refurbish and rig up drilling equipment, including overhauling and refurbishing draw works, pumps, and other components, and sandblasting and painting of various rig components. Forster also has administrative offices in Midland, Texas. Forster's year end is November 30.

Use of Estimates in Financial Statement Preparation. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents. For purposes of the statement of cash flows, cash equivalents include all highly liquid investments with original maturities of three months or less.

Inventories. Inventories include materials as well as labor costs directly associated with the manufacturing of drilling rigs for sale to third parties. Inventories are stated at the lower of cost or market with cost being determined on a first-in, first-out basis.

Property and Equipment. Property and equipment, including renewals and betterments, are capitalized and stated at cost, while maintenance and repairs are expensed currently. Assets are depreciated on a straight-line basis. The depreciable lives of drilling rigs and related equipment are 3 to 15 years. The depreciable life of other equipment is 3 years. Depreciation is not commenced until acquired rigs are placed in service. Once placed in service, depreciation continues when rigs are being repaired, refurbished or between periods of deployment. As of November 30, 2005, Forster had not recognized any depreciation expense associate with drilling rigs, as no rigs had been placed
in service.   Forster reviews long-lived assets to be held and used for
impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the undiscounted expected future cash flows is less than the carrying amount of the assets, Forster recognizes an impairment loss based upon fair value of the asset.

Income Taxes. Income tax expense is based on reported earnings before income taxes. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for consolidated financial reporting purposes and such amounts recognized for tax purposes, and are measured by applying enacted tax rates in effect in years in which the differences are expected to reverse.

Basic and Diluted Net Loss Per Common Share. The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net income adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. Basic and diluted loss per share is the same due to potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net income per common share.

Stock Options. Forster adopted SFAS No 123R for the transactions in which an entity exchanges its equity instruments for goods or services. SFAS No 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No.123R requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. As of November 30, 2005, no stock options or warrants had been granted.

Newly Issued Accounting Pronouncements. In February of 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments", which is intended to simplify the accounting and improve the financial reporting of certain hybrid financial instruments (i.e., derivatives embedded in other financial instruments). The statement amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities a replacement of FASB Statement No. 125." SFAS No. 155 is effective for all financial instruments issued or acquired after the beginning of an entity's first fiscal year that begins after September 15, 2006. Forster is currently evaluating the impact SFAS No. 155 will have on its financial statements, if any.

Forster does not expect the adoption of any other recently issued accounting pronouncements to have a significant impact on its financial position, results of operations or cash flow.


NOTE 2   GOING CONCERN

As shown in the accompanying financial statements, Forster incurred a net loss of $1,938,528 in fiscal 2005 and a working capital deficit of $47,273 as of November 30, 2005. These conditions raise substantial doubt as to Forster's ability to continue as a going concern. Management is trying to raise additional capital through sales of common stock. The financial statements do not include any adjustments that might be necessary if Forster is unable to continue as a going concern.


NOTE 3   ACCOUNTS RECEIVABLE

Accounts receivable consists of $13,411 due to Forster from the sale of drilling rig parts inventory.


NOTE 4   INVENTORIES

As of November 30, 2005, inventories consisted of drilling rigs under construction totaling $164,925.

NOTE 5   NOTES PAYABLE AND NOTES PAYABLE TO RELATED PARTIES

From inception through November 30, 2005, Forster:

      * borrowed and repaid $30,000 under short term notes with no balance remaining as of November 30, 2005
      * purchased $88,000 of production materials with a note payable from the seller of the materials and repaid the $88,000 leaving no balance as of November 30, 2005
      * borrowed $10,821 from a related party and repaid the related party $5,821 leaving a balance of $5,000 as of November 30, 2005. The note bears 10% interest, is payable on demand and is unsecured.


NOTE 6   COMMITMENTS AND CONTINGENCIES

Forster leases a manufacturing facility in Odessa, Texas, under a noncancelable operating lease. The lease will expire on May 30, 2010. The lease includes an option for Forster to purchase the manufacturing facility at will any time during the lease term. Monthly rent is $3,500 per month and related rent expense was $24,500 during the period from Forster's inception through November 30, 2005.

Forster leases office space in Houston, Texas, under a month-to-month operating lease. The lease may be cancelled at any time with 30 days written notice and carries a payment of $2,750 per month. Related rent expense was $8,250 during the period from Forster's inception through November 30, 2005.

Forster leases a building in Midland, Texas, under a noncancelable operating lease. The lease will expire on September 30, 2010. The lease payments are $1,682 per month. Related rent expense was $3,364 during the period from Forster's inception through November 30, 2005.

Forster leases office equipment under a noncancelable operating lease. The lease will expire in July 2009. The lease payments are $1,378 per month. Related rent expense was $5,510 during the period from Forster's inception through November 30, 2005.

Future minimum lease payments at November 30, 2005 under leases with non-cancelable terms are as follows:

               2006               $ 111,720
               2007                 111,720
               2008                 111,720
               2009                 111,720
               2010                  75,284

On April 1, 2005, Forster hired a board member for consulting. The agreement provides for $57,600 in cash compensation over 12 months. The agreement was extended on March 15, 2006, providing for $556,800 in cash compensation for the time period from April 1, 2006 through May 1, 2009.

On September 5, 2005, Forster hired its Chief Executive Officer. The agreement provides for an annual salary of up to $200,000 annually, commencing and based upon the successful deployment of drilling rigs. The agreement term is 3 years from the commencement of drilling operations.

On June 20, 2005, Forster hired its Chief Financial Officer. The agreement provides for an annual salary of up to $30,000 plus 90,000 shares of Forster common stock annually, commencing on June 20, 2005. The agreement term is 1 year from the effective date.

NOTE 7   STOCKHOLDERS' EQUITY

On March 25, 2005, Forster issued 21,580,000 shares of common stock valued at $21,580 as founder's shares.

In October 2005, Forster issued 2,250,000 shares of common stock valued at $1,125,000 or $.50 per share to service providers.

On March 25, 2005, Forster issued 10,000,000 shares of common stock to a founder for drilling rig parts contributed at the founder's adjusted basis of $241,000.

From March 25, 2005 through October 2005, Forster sold 2,530,000 shares of common stock to investors at $.50 per share for proceeds of $1,265,000.

During November 2005, Forster sold 137,999 shares of common stock to investors at $.75 per share for proceeds of $103,500.

From inception through November 30, 2005, a shareholder paid rent and utilities for the corporation totaling $15,965. In September 2005, Forster issued 31,930 shares of its common stock at $.50 per share to repay the shareholder.


NOTE 8   INCOME TAXES

Forster uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During the period from inception through November 30, 2005, Forster incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $792,000 at November 30, 2005, and will expire in 2025.

At November 30, 2005, deferred tax assets consisted of the following:

       Deferred tax assets
         Deferred tax asset                    $      (269,340)
          Less: valuation allowance                    269,340
                                               ---------------
                 Net deferred tax assets       $             -
                                               ===============

NOTE 9   SUBSEQUENT EVENTS

During the three months ended, February 28, 2006, Forster borrowed $146,000 from several entities. $46,000 of the $146,000 was from related parties. The notes bear interest of 10% and were scheduled to mature on before April 30, 2006. Per the loan agreements, Forster exercised an option to extend the notes through July 30, 2006 which will require Forster to issue 14,600 shares of common stock as consideration for extensions. In connection with these notes, Forster also issued a total of 14,600 shares of its common stock to the note holders. The total proceeds were allocated between the notes payable and the common stock resulting in $10,218 allocated to the common stock and $135,782 allocated to the notes payable resulting in a $10,218 discount to the notes payable to be amortized over the term of the notes as additional interest expense. These notes were also convertible into Forster's common stock at $.75 per share at the holder's option. After allocation of the proceeds between the notes payable and the common stock, the conversion option had a beneficial conversion feature of $10,218. This resulted in an additional discount to the notes payable to be amortized over the term of the notes as additional interest expense. Forster repaid $15,000 of these notes prior to February 28, 2006.

During December 2005, Forster borrowed $10,000 from a related party. The loan is due on March 15, 2006, bears interest of 10% and is unsecured. Forster repaid $7,500 on this note prior to February 28, 2006 leaving a balance of $2,500 as of February 28, 2006.

During December 2005, Forster borrowed $15,000 from a third party. The loan is due on April 30, 2006, bears interest of 10% and is unsecured.

Forster borrowed $800,000 from Sterling bank on February 21, 2006. The note bears interest at an annual rate of prime plus 2% and matures on February 23, 2009. The loan is to be repaid in 35 monthly payments of approximately $22,225 and is secured by one of Forster's drilling rigs. $266,703 is to be repaid by February 28, 2007 and the remaining balance of $533,297 is presented as long term as of February 28, 2006.

In February 2006, Forster purchased a drilling rig for $1.2 million. The $800,000 loan from Sterling Bank was used to purchase the rig as well as a seller financed loan of $400,000. In February 2006, Forster issued 533,334 shares of common stock at $.75 per share to repay the $400,000 financed through the seller.

From December 2005 through February 2006, Forster sold 535,333 shares of common stock for $.75 per share for proceeds of $401,500.

In connection with issuing notes payable, Forster also issued 14,600 shares of common stock. The proceeds were allocated between the notes payable and common stock on a relative fair value basis resulting in an allocation of $10,218 to the shares of common stock.

In February 2006 one of the Forster founders transferred 48,000 of their shares of common stock to five individuals for services performed for Forster. The shares will be recorded at their fair value of $.75 per share, or $36,000.

Unaudited Financial Statements of Forster Drilling Corporation for the three months ended February 28, 2006

     Balance Sheet at February 28, 2006 and November 30, 2005

     Statement of Operations for the three months ended February 28, 2006 and the period from March 22, 2005 (inception) to February 28, 2006

     Statement of Changes in Stockholder's Equity for the period from March 22, 2005 (inception) to February 28, 2006

     Statement of Cash Flows for the three months ended February 28, 2006 and the period from March 22, 2005 (inception) to February 28, 2006

     Notes to the Financial Statements

                   Forster Drilling Corporation
                  (a development stage company)
                          Balance Sheets
                           (unaudited)



                                    February 28, 2006      November 30, 2005

                             ASSETS
Current assets:
    Cash                         $               -         $               -
    Receivables                                  -                    13,411
    Inventories                             52,155                   164,925
    Other current assets                     3,371                         -
                                 -----------------         -----------------
  Total current assets                      55,526                   178,336

  Property & Equipment   at cost
    Construction in progress:
    drilling rigs and related
    equipment                            2,588,071                   839,586
    Transportation, office, &
    other equipment (net of
    accumulated depreciation of
    $8,259 and $5,469)                      24,783                    26,204
                                 -----------------         -----------------
TOTAL ASSETS                     $       2,668,380         $       1,044,126
                                 =================         =================

               LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES

Current liabilities:
    Accounts payable             $         193,914         $         197,122
    Accrued Liabilities                     74,666                    23,487
    Notes payable                          369,166                         -
    Notes payable   related party           46,693                     5,000
                                 -----------------         -----------------
  Total current liabilities                684,439                   225,609

    Notes payable   long-term              533,297                         -
                                 -----------------         -----------------
TOTAL LIABILITIES                        1,217,736                   225,609
                                 -----------------         -----------------

STOCKHOLDERS' EQUITY

Common stock, $.001 par value,
100,000,000 shares authorized;
37,613,196 shares issued and
outstanding                                 37,613                   36,530
Additional paid-in capital               3,592,368                2,735,515
Deficit accumulated during the
development stage                       (2,179,337)              (1,953,528)
                                 -----------------        -----------------
Total stockholders' equity               1,450,644                  818,517
                                 -----------------        -----------------
TOTAL LIABILITIES &
STOCKHOLDERS' EQUITY             $       2,668,380        $       1,044,126
                                 =================        =================

                   Forster Drilling Corporation
                  (a development stage company)
                     Statements of Operations
                           (unaudited)


                                                              Period
                                                          from inception
                                                         (March 22, 2005)
                                  Three months ended          through
                                  February 28, 2006      February 28, 2006

REVENUES                           $      266,000          $    279,411

COST OF GOODS SOLD                        112,000               136,638
                                   --------------          ------------
GROSS PROFIT                              154,000               142,773
                                   --------------          ------------

OPERATING EXPENSES:

Rig refurbishment & related expenses      129,685               561,437
Depreciation                                2,790                 8,259
General and administrative                226,777             1,731,857
                                   --------------          ------------
Total operating expenses                  359,252             2,301,553
                                   --------------          ------------
OPERATING LOSS                           (205,252)           (2,158,780)

Interest Expense                           20,557                20,557
                                   --------------          ------------
NET LOSS                           $     (225,809)         $ (2,179,337)
                                   ==============          ============

Basic and diluted net loss per
share                              $        (0.01)                  n/a

Weighted average common shares
outstanding                            36,762,905                   n/a

                   Forster Drilling Corporation
                  (a development stage company)
           Statement of Changes in Stockholders' Equity
For the Period from Inception (March 22, 2005) through February 28, 2006
                           (unaudited)



                                           Additional
                          Common Stock     Paid-in    Accumulated
                         Shares     Par     Capital     Deficit     Total
                        ---------- ------- ---------- ---------- ------------

Shares issued for
services                23,830,000 $23,830 $1,122,750  $       -  $ 1,146,580

Shares issued for
drilling rig parts
contributed by a
founder at founders
basis                   10,000,000  10,000    231,000           -      241,000

Shares issued for cash   2,667,999   2,668  1,365,832           -    1,368,500

Shares issued for debt      31,930      32     15,933           -       15,965

Net loss                         -       -          -  (1,953,528) (1,953,528)
                        ---------- ------- ---------- ----------- -----------
Balances, November 30,
2005                    36,529,929  36,530  2,735,515  (1,953,528)    818,517

Shares issued for cash     549,933     550    411,168           -     411,718

Shares issued for
payment of note payable    533,334     533    399,467           -     400,000

Shares issued for
services                         -       -     36,000                  36,000

Discount related to
beneficial conversion
feature on convertible
notes payable                    -       -     10,218           -      10,218

Net loss                         -       -          -    (225,809)   (225,809)
                        ---------- ------- ---------- ----------- -----------
Balances,
February 28, 2006       37,613,196 $37,613 $3,592,368 $(2,179,337)$ 1,450,644
                        ========== ======= ========== =========== ===========

                   Forster Drilling Corporation
                  (a development stage company)
                     Statements of Cash Flows



                                                              Period
                                                          from inception
                                                         (March 22, 2005)
                                  Three months ended          through
                                  February 28, 2006      February 28, 2006


CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                           $     (225,809)         $ (2,179,337)
  Adjustments to reconcile net loss
    to net cash used in operating
    activities:
  Stock-based compensation expense         36,000             1,182,580
  Amortization of Discount                 16,092                16,092
  Expenses paid by shareholders                 -                15,965
  Depreciation                              2,790                 8,259
  Change in:
    Receivables                            13,411                     -
    Other current assets                   (3,371)               (3,371)
    Inventories                           112,770                94,595
    Accounts payable                       (3,208)              193,914
    Accrued expenses                       51,179                74,666
                                   --------------          ------------
  Net cash used in operating
  activities                                 (146)             (596,637)
                                   --------------          ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of fixed assets            (1,349,854)           (2,038,863)
                                   --------------          ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of common stock      411,718             1,780,218
  Proceeds from related party borrowings   52,782                63,603
  Proceeds from third party borrowings    908,000               938,000
  Payments on related party borrowings    (12,500)              (18,321)
  Payments on third party borrowings      (10,000)             (128,000)
                                   --------------          ------------
  Net cash provided by financing
  activities                            1,350,000             2,635,500
                                   --------------          ------------
NET CHANGES IN CASH                             -                     -
CASH AND CASH EQUIVALENTS,
beginning of period                             -                     -
                                   --------------          ------------
CASH AND CASH EQUIVALENTS,
end of period                      $            -          $          -
                                   ==============          ============
Cash paid for:
  Interest                         $            -          $          -
Non-cash investing and financing
activities
  Paid debt with common stock             400,000               415,965
  Purchased drilling rig parts
  with common stock                             -               241,000
  Purchased drilling rig parts
  with note payable to the seller         400,000               488,000
  Discount of notes payable for
  beneficial conversion feature            10,218                10,218

                   FORSTER DRILLING CORPORATION
                  (a development stage company)
                Notes to the Financial Statements


NOTE 1   BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Forster Drilling Corporation ("Forster") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in this Form 8-K. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.
Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for fiscal 2005 as reported in this form 8-K have been omitted.


NOTE 2   NOTES PAYABLE AND NOTES PAYABLE TO RELATED PARTIES

During the three months ended February 28, 2006, Forster borrowed $100,000 from third parties and $46,000 from related parties. The notes bear interest of 10% plus 14,600 shares of common stock and will mature July 30, 2006. In connection with these notes, Forster also issued a total of 14,600 shares of its common stock to the note holders as consideration to extend the due date from the original due date of April 30, 2006. The total proceeds were allocated between the notes payable and the common stock resulting in $10,218 allocated to the common stock and $135,782 allocated to the notes payable resulting in a $10,218 discount to the notes payable to be amortized over the term of the notes as additional interest expense. These notes were also convertible into Forster's common stock at $.75 per share at the holder's option. After allocation of the proceeds between the notes payable and the common stock, the conversion option had a beneficial conversion feature of $10,218. This resulted in an additional discount to the notes payable to be amortized over the term of the notes as additional interest expense. Forster repaid $15,000 of these notes prior to February 28, 2006.

     Proceeds                                            $146,000
     Less: discount for common stock                      (10,218)
           discount for beneficial conversion feature     (10,218)
           repayment of principal                         (15,000)
     Add: amortization of discount                         16,092
                                                      -----------
     Balance at February 28, 2006                         126,656
     Less: related party portion                          (39,193)
                                                      -----------
     Third party portion                              $    87,463
                                                      ===========

During December 2005, Forster borrowed $10,000 from a related party. The loan is due on March 15, 2006, bears interest of 10% and is unsecured. Forster repaid $7,500 on this note prior to February 28, 2006 leaving a balance of $2,500 as of February 28, 2006.

Forster continued to owe a related party $5,000 as of February 28, 2006 from a loan prior to December 1, 2005.

During December 2005, Forster borrowed $15,000 from a third party. The loan is due on April 30, 2006, bears interest of 10% and is unsecured.

Forster borrowed $800,000 from Sterling bank on February 21, 2006. The note bears interest at an annual rate of prime plus 2% and matures on February 23, 2009. The loan is to be repaid in 35 monthly payments of approximately $22,225 and is secured by one of Forster's drilling rig. $266,703 is to be repaid by February 28, 2007 and the remaining balance of $533,297 is presented as long term as of February 28, 2006.

In February 2006, Forster purchased a drilling rig for $1.2 million. The $800,000 loan from Sterling Bank was used to purchase the rig as well as a seller financed loan of $400,000. In February 2006, Forster issued 533,334 shares of common stock at $.75 per share to repay the $400,000 financed through the seller.


NOTE 3   STOCKHOLDERS' EQUITY

From December 2005 through February 2006, Forster sold 535,333 shares of common stock for $.75 per share for proceeds of $401,500.

In connection with issuing notes payable, Forster also issued 14,600 shares of common stock. The proceeds were allocated between the notes payable an common stock on a relative fair value basis resulting in an allocation of $10,218 to the shares of common stock.

In February 2006, Forster issued 533,334 shares of common stock at $.75 per share as a $400,000 partial payment of a note payable.

In February 2006 one of the Forster founders transferred 48,000 of their shares of common stock to five individuals for services performed for Forster. The shares were recorded at their fair value of $.75 or $36,000.


NOTE 4   SUBSEQUENT EVENTS

On May 30, 2006, Forster was acquired by Process Technology Systems, Inc., a publicly held Nevada corporation. Process Technology had 2,000,000 shares previously outstanding, and issued another 40,055,463 shares for all the currently issued and outstanding shares of the Forster. An additional 3,000,000 common stock shares will be issued to Forster pursuant to the Forster's planned reorganization financing, prior to the closing of the reorganization. Process Technology shall change its name to Forster Drilling Corporation and current Forster became a wholly-owned subsidiary of Process Technology.

Subsequent to February 28, 2006, Forster sold 2,452,266 of common stock for cash of $1,839,200.

During the period from March 1, 2006 through May 21, 2006, Forster borrowed $81,500 from various parties.

(b)  Pro Forma Financial Statements

     Pro Forma Unaudited Combined Balance Sheet at November 30, 2005

On June 16, 2006, we acquired Forster Drilling Corporation by issuing 40,055,463 common shares to the former shareholders of Forster. Prior to closing, our shareholders owned 2,000,000 shares, so this is a change of control and this business combination will be accounted for as a recapitalization of Forster.

The following unaudited pro forma financial statements have been derived from the financial statements of Forster at November 30, 2005 and adjusts such information to give effect to its reverse acquisition by Process Technology Systems, Inc., as if the acquisition had occurred at November 30, 2005. The pro forma financial statements are presented for informational purposes only and do not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated at November 30, 2005. The pro forma financial statements should be read in conjunction with each company's consolidated financial statements and related notes thereto contained herein and in Process's latest annual and quarterly reports filed with the SEC.

                               11/30/05     11/30/05
                               Forster      Process   Adjustments  Pro Forma
  Assets
     Cash                     $        -   $       -             $        -
     Accounts receivable          13,411                             13,411
     Inventory                   164,925                            164,925
     Property, plant &
       equipment (net)           865,790                            865,790
                              ----------   ---------              ---------
  Total Assets                $1,044,126   $       -             $1,044,126
                              ==========   =========              =========
  Liabilities
     Accounts payable         $  197,122   $  79,307             $  276,429
     Accrued expenses             23,487                             23,487
     Due to stockholder                        2,925                  2,925
     Note payable   related
     party (short-term)            5,000                              5,000
                              ----------   ---------              ---------
  Total Liabilities              225,609      82,232                307,841
                              ----------   ---------              ---------
  Preferred stock, $0.25 par
  value, 12,500,000 shares
  authorized; 5,835 shares
  issued and outstanding                       1,459                  1,459

  Common stock, $.002 par value,
  200,000,000 shares authorized;
  2,000,000 shares issued and
  outstanding                                  4,000     80,111      84,111

  Common stock, $.001 par value,
  100,000,000 shares
  authorized; 36,529,929 shares
  issued and outstanding          36,530                (36,530)          -

  Paid in capital              2,735,515     327,260   (376,300)  2,686,475
  Accumulated Deficit         (1,953,528)   (414,951)   332,719  (2,035,760)
                              ----------   ---------              ---------
  Total stockholders' deficit    818,517     (82,232)               736,285
                              ----------   ---------              ---------
  Total liabilities &
  stockholders' deficit       $1,044,126   $       -             $1,044,126
                              ==========   =========              =========

     Pro Forma Unaudited Combined Balance Sheet at February 28, 2006

The following pro forma financial statements has been derived from the financial statements of Forster at February 28, 2006 and adjusts such information to give effect to its reverse acquisition by Process Technology Systems, Inc., as if the acquisition had occurred at February 28, 2006. The pro forma financial statements are presented for informational purposes only and do not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated at February 28, 2006. The pro forma financial statements should be read in conjunction with each company's consolidated financial statements and related notes thereto contained herein and in Process's latest annual and quarterly reports filed with the SEC.


                               2/28/06      2/28/06
                               Forster      Process   Adjustments  Pro Forma
  Assets
     Cash                     $        -   $       -              $       -
     Other current assets          3,371                              3,371
     Inventories                  52,155                             52,155
     Property, plant &
     equipment (net)           2,612,854                          2,612,854
                              ----------   ---------              ---------
Total Assets                  $2,668,380   $       -             $2,668,380
                              ==========   =========              =========
Liabilities
     Accounts payable         $  193,914   $  85,115             $  279,029
     Accrued expenses             74,666                             74,666
     Due to stockholder                       10,610                 10,610
     Note payable   short-term   369,166                            369,166
     Note payable   related
     party (short-term)           46,693                             46,693
     Note payable   long-term    533,297                            533,297
                              ----------   ---------              ---------
Total Liabilities              1,217,736      95,725              1,313,461
                              ----------   ---------              ---------
Preferred stock, $0.25 par
value, 12,500,000 shares
authorized; 5,835 shares
issued and outstanding                         1,459                  1,459

Common stock, $.002 par
value, 200,000,000 shares
authorized; 2,000,000
shares issued and outstanding                  4,000      80,111     84,111

Common stock, $.001 par value,
100,000,000 shares
authorized; 37,613,196 shares
issued and outstanding            37,613                 (37,613)         -

Paid in capital                3,592,368     327,260    (375,217) 3,544,411
Accumulated Deficit           (2,179,337)   (428,444)    332,719 (2,275,062)
                              ----------   ---------              ---------
Total stockholders' deficit    1,450,644     (95,725)             1,354,919
                              ----------   ---------              ---------
Total liabilities &
stockholders' deficit         $2,668,380   $       -             $2,668,380
                              ==========   =========              =========

(c)  Exhibits

The following exhibits are to be filed as part of this 8-K:

          EXHIBIT NO.                  IDENTIFICATION OF EXHIBIT
     2.1            Agreement and Plan of Reorganization (1)
     3.1            Articles of Incorporation (2)
     3.2            By-laws (2)
     10.1           Employment Agreement with F. E. Forster III (3)
     10.2           Employment Agreement with W. Scott Thompson (3)
     10.3           Employment Agreement with Bud Najvar (3)

------------------------
(1)  Filed previously on Current Report on Form 8-K filed on June 6,
     2006.
(2) Incorporated by reference to the Company's Registration Statement on Form 10-SB (File No. 000-29603)
(3)  Filed herewith.

                         SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         PROCESS TECHNOLOGY SYSTEMS, INC.



                                         By:  /s/ F. E. Forster III
                                         F. E. Forster III, Chief Executive
                                         Officer


DATE:  June 22, 2006

                          EXHIBIT INDEX

    EXHIBIT NO.                  DESCRIPTION
     2.1            Agreement and Plan of Reorganization (1)
     3.1            Articles of Incorporation (2)
     3.2            By-laws (2)
     10.1           Employment Agreement with F. E. Forster III (3)
     10.2           Employment Agreement with W. Scott Thompson (3)
     10.3           Employment Agreement with Bud Najvar (3)

------------------------
(1)  Filed previously on Current Report on Form 8-K filed on June 6,
     2006.
(2) Incorporated by reference to the Company's Registration Statement on Form 10-SB (File No. 000-29603)
(3)  Filed herewith.